                                                            Exhibit (a)(1)(viii)

                AMENDED AND RESTATED OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                      of
                              BAIRNCO CORPORATION
                                      at
                             $13.50 NET PER SHARE
                                      by
                             BZ ACQUISITION CORP.
                         A Wholly Owned Subsidiary of
                            STEEL PARTNERS II, L.P.

       THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY
         TIME, ON FRIDAY, MARCH 16, 2007, UNLESS THE OFFER IS EXTENDED.

   STOCKHOLDERS OF RECORD OF BAIRNCO CORPORATION (THE "COMPANY") ON MARCH 5,
   2007 WILL REMAIN ENTITLED TO RECEIVE THE COMPANY'S DECLARED FIRST QUARTER
   DIVIDEND OF $0.10 PER SHARE, FOR TOTAL CASH PROCEEDS OF $13.60 PER SHARE
   PURSUANT TO THE OFFER AND THE DIVIDEND, EVEN IF STOCKHOLDERS TENDER THEIR
                          SHARES PRIOR TO THAT DATE.

 THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS
  OF FEBRUARY 23, 2007 (THE "MERGER AGREEMENT"), BY AND AMONG STEEL PARTNERS
  II, L.P. ("STEEL PARTNERS II"), BZ ACQUISITION CORP. (THE "PURCHASER") AND
                                 THE COMPANY.

   THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER
     AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT,
     INCLUDING THE OFFER AND THE MERGER, AND IT HAS ALSO UNANIMOUSLY: (I)
  DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE TO THE
      STOCKHOLDERS OF THE COMPANY AND (II) RESOLVED TO RECOMMEND THAT THE
     STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES
                    TO THE PURCHASER PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY
   TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION OF THE OFFER A NUMBER OF
    SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, WITH THE ASSOCIATED
   PREFERRED STOCK PURCHASE RIGHTS (TOGETHER, THE "SHARES"), OF THE COMPANY
     WHICH, TOGETHER WITH THE SHARES THEN OWNED BY STEEL PARTNERS II, THE
  PURCHASER AND THEIR AFFILIATES, REPRESENTS AT LEAST A MAJORITY OF THE TOTAL
            NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS.

                                   IMPORTANT

      Any  stockholder  of the Company  desiring  to tender  Shares in the Offer should  either  (i)  complete  and sign  the  Amended  and  Restated  Letter  of
Transmittal (the "Letter of  Transmittal") or a facsimile  thereof in accordance with the  instructions  in the Letter of  Transmittal,  and mail or deliver  the
Letter of  Transmittal  together  with the  certificates  representing  tendered
Shares and all other  required  documents  to  American  Stock  Transfer & Trust
Company,  the  Depositary for the Offer,  or tender such Shares  pursuant to the procedure for book-entry transfer set forth in "The Offer--Section 3--Book-Entry
Delivery" or (ii) request such stockholder's  broker,  dealer,  commercial bank, trust company or other nominee to effect the transaction  for such  stockholder.
Stockholders  whose  Shares  are  registered  in the name of a  broker,  dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.  The associated  preferred  stock purchase rights are currently  evidenced by the  certificates  representing  the Shares,  and by tendering Shares, a stockholder will also tender the associated  preferred stock purchase rights.

      Any  stockholder  who  desires  to tender  Shares  and whose  certificates representing  such Shares are not  immediately  available,  or who cannot comply with the procedures for book-entry  transfer on a timely basis,  may tender such
Shares  pursuant  to  the  guaranteed  delivery  procedure  set  forth  in  "The
Offer--Section 3--Guaranteed Delivery".

      Questions and requests for assistance  may be directed to the  Information
Agent at its  address and  telephone  number set forth on the back cover of this
Amended and Restated  Offer to Purchase.  Additional  copies of this Amended and
Restated Offer to Purchase, the Letter of Transmittal,  the Notice of Guaranteed
Delivery and other related  materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

      THIS  AMENDED AND  RESTATED  OFFER TO PURCHASE  AND THE RELATED  LETTER OF
TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN
THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

March 2, 2007

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

         7.  Possible Effects of the Offer on the Market for the
             Shares; Stock Exchange Listing; Registration under the
             Exchange Act................................................   14
         8.  Certain Information Concerning the Company..................   15
         9.  Certain Information Concerning Steel Partners II

        12.  Purpose of the Offer; Plans for the Company;
             Statutory Requirements; Approval of the Merger;

                               SUMMARY TERM SHEET

      BZ  Acquisition  Corp.,  a wholly owned  subsidiary of Steel  Partners II,
L.P., is offering to purchase all outstanding  shares of common stock, par value
$0.01  per  share,  of  Bairnco  Corporation   ("Bairnco")  (together  with  the
associated  preferred  stock purchase  rights) for $13.50 net per share in cash, upon the terms and  subject  to the  conditions  set forth in this  Amended  and
Restated Offer to Purchase  (this "Offer to Purchase")  and the related  Amended and Restated Letter of Transmittal (the "Letter of Transmittal").  The following are some of the questions you, as a Bairnco stockholder, may have and answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase and the related
Letter  of  Transmittal.  We urge you to  carefully  read this  entire  Offer to
Purchase and the related Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

      Our name is BZ Acquisition Corp. We are a Delaware  corporation  formed to serve as an  acquisition  vehicle  with no current  operations  other than those incident to the offer.  We are a wholly owned  subsidiary of Steel  Partners II,
L.P., a Delaware limited partnership. See "The Offer--Section 9".

WHAT SECURITIES ARE YOU OFFERING TO PURCHASE?

      We are offering to purchase all of the outstanding common stock, par value
$0.01 per share, and the associated preferred stock purchase rights, of Bairnco.
We refer to one share of Bairnco  common  stock,  together  with the  associated stock purchase right, as a "share" or "Share". See "Introduction".

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SHARES AND WHAT IS THE FORM OF PAYMENT?

      We are  offering  to pay you  $13.50 per share in cash  without  brokerage fees,  commissions  or, except in certain  circumstances,  transfer  taxes.  See
"Introduction".  Initially,  on June 22, 2006,  we commenced an offer,  which we refer to as our original offer,  to purchase all of the outstanding  shares at a price of $12.00 net per share in cash.  We  increased  the offer price to $13.35 net per share in cash on February 2, 2007 and have now increased the offer price to $13.50 net per share in cash pursuant to our merger agreement with Bairnco.

IF I TENDER MY SHARES,  WILL I CONTINUE  TO BE ENTITLED TO RECEIVE THE $0.10 PER
SHARE FIRST QUARTER DIVIDEND DECLARED BY BAIRNCO?

      If you  validly  tender  your shares as  described  below,  you will still retain  ownership  of your shares  until such time as the offer is  successfully consummated  and we accept your  shares for  payment.  Accordingly,  even if you tender  your  shares  pursuant  to the offer  prior to  Bairnco's  March 5, 2007 dividend  record date, you will remain  entitled to receive  Bairnco's  declared first quarter dividend of $0.10 per share, for total cash proceeds of $13.60 per share pursuant to the offer and the dividend. See "The Offer--Section 14".

DO YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

      Yes.  We will need  approximately  $86.5  million to  purchase  all Shares pursuant to the offer not already  owned by Steel  Partners II, L.P., to pay the first quarter  dividend and to pay related fees and expenses.  As of the date of this Offer to Purchase,  Steel  Partners II, L.P. had cash and cash  equivalents and short-term  investments  substantially in excess of the approximately  $86.5 million  required  to acquire  the Shares  and pay the first  quarter  dividend.
Accordingly,  the offer is not conditioned  upon obtaining  financing.  See "The
Offer--Section 10".

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

      Because the form of payment for your  Shares  consists  solely of cash and the purchase of the Shares is not conditioned  upon obtaining  financing,  we do not think our financial condition is material to your decision whether to tender in the offer.

IS THERE AN AGREEMENT GOVERNING THE OFFER?

      Yes.  Bairnco,  Steel  Partners  II  and we  have  entered  into a  merger agreement,  dated as of February 23, 2007. The merger agreement provides,  among other  things,  for the terms  and  conditions  of the offer and our  subsequent merger into Bairnco. See "The Offer--Section 13".

WHAT DOES THE BOARD OF DIRECTORS OF BAIRNCO THINK OF THE OFFER?

      The Board of  Directors  of Bairnco has  unanimously  approved  our merger
agreement  with  Bairnco  and  the  transactions   contemplated  by  the  merger
agreement,  including the offer and the merger, and it has also unanimously: (1)
determined  that the terms of the  offer and the  merger  are  advisable  to the stockholders  of Bairnco and (2) resolved to recommend that the  stockholders of
Bairnco accept the offer and tender their shares to us pursuant to the offer. In addition,  Bairnco  has  advised us that the Board of  Directors  of Bairnco has received an opinion,  dated  February  23, 2007,  from Lazard  Freres & Co. LLC,
Bairnco's  financial advisor,  to the effect that, as of the date of its opinion and  based on and  subject  to the  factors  and  assumptions  set  forth in its opinion,  the offer  price of $13.50 per Share to be paid to the  holders of the shares (other than Steel Partners II, BZ Acquisition  Corp. and their respective affiliates or, if applicable,  holders of shares as to which dissenter's  rights have  been  perfected)  in the  offer  and the  merger  pursuant  to the  merger agreement  is  fair,  from a  financial  point  of view,  to such  holders.  See
"Introduction".

WHY IS THE OFFER TO PURCHASE BEING AMENDED AND RESTATED?

      There have been material  developments  relating to our offer since it was commenced on June 22, 2006,  including the execution of the merger agreement and the increase in the offer price,  all of which we have reported in amendments to our tender offer  statement on Schedule TO that have been filed with the SEC. We have amended and restated our original offer to purchase,  letter of transmittal
and  notice  of  guaranteed   delivery  to  reflect  those   developments.   See
"Introduction".

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

      The offer is  conditioned  upon,  among other things,  there being validly tendered and not withdrawn before the expiration of the offer a number of shares which,  together with the shares then owned by Steel Partners II, BZ Acquisition
Corp. and their  affiliates,  represents at least a majority of the total number of shares  outstanding on a fully diluted basis.  We cannot waive this condition unless  Bairnco  consents  to a waiver.  The tender  offer is also  subject to a number  of  other  conditions,  which  may be  waived  by us in  our  reasonable discretion. These conditions are described in "The Offer--Section 15".

      On  August  7,  2006,  the  waiting  period  under  the  Hart-Scott-Rodino
Antitrust  Improvements Act of 1976, as amended,  relating to the offer expired.
Accordingly,  the  condition  to the offer  relating  to the  expiration  of the waiting period under this act has been satisfied.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

      You have  until  the  expiration  date of the offer to  tender.  The offer currently is scheduled  to expire at 5:00 p.m.,  New York City time,  on Friday,
March 16, 2007.

CAN THE TENDER OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

      Yes.  The merger  agreement  provides  that we may extend the tender offer beyond  Friday,  March 16,  2007,  without  the  consent of  Bairnco,  under the following circumstances:

    o  if, at any scheduled  expiration of the offer,  any of the  conditions to the offer have not been satisfied or waived,  we may extend the offer, in order to permit those  conditions to be  satisfied,  in increments of not more than five business  days each,  and no more than 20 business days in the aggregate;

    o  we may extend the offer for any period  required by any rule,  regulation or interpretation of the Securities and Exchange Commission; or

    o  if, at any scheduled  expiration of the offer,  the number of shares that have been  validly  tendered  and not  withdrawn  pursuant  to the offer, together with the shares then owned by Steel  Partners II, BZ Acquisition
       Corp. and their affiliates,  represents more than 50% of the total number of shares  outstanding  on a fully diluted basis but less than 90% of the outstanding  shares,  we may  extend  the offer one or more  times for an aggregate of up to 20 business days.

      In lieu of extending  the offer under the  circumstances  described in the third bullet point above, we may, without the consent of Bairnco, make available a "subsequent  offering period" of 10 to 20 business days. A subsequent offering period,  which  is  different  from an  extension  of the  tender  offer,  is an additional  period of time,  beginning  after we have purchased  shares tendered during the offer, during which stockholders may tender, but not withdraw,  their shares and receive the offer consideration. See "The Offer--Section 1".

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

      If we decide to extend the offer, we will inform American Stock Transfer &
Trust Company, the depositary for the offer, of that fact and will make a public announcement  of the extension,  no later than 9:00 A.M., New York City time, on the next business day after the date the offer was scheduled to expire. See "The
Offer--Section 1".

CAN THE OFFER BE  TERMINATED  AND, IF SO, WOULD BAIRNCO BE OBLIGATED TO PAY US A
TERMINATION FEE?

      Under the merger  agreement,  the offer may be  terminated:  (1) by mutual written consent of Steel Partners II and Bairnco; (2) if the first acceptance of shares for payment  pursuant to the offer has not occurred by May 15, 2007;  (3)
if a final and  non-appealable  action  by a  governmental  authority  prevents, prohibits  or  otherwise  makes  illegal  the  consummation  of the offer or the merger; (4) if Steel Partners II, BZ Acquisition Corp. or Bairnco has materially breached its  representations,  warranties or covenants;  or (5) if the Board of
Directors  of  Bairnco  withdraws  or  modifies,  in a manner  adverse  to Steel
Partners II, BZ Acquisition  Corp. or any of their  affiliates,  its approval or recommendation of the merger agreement, the offer or the merger or recommends or approves a competing  takeover  proposal for Bairnco.  Some of these termination events,  either alone or combined  with the  existence  and/or  acceptance  of a competing takeover proposal, would give rise to Bairnco's obligation to pay us a termination  fee of  $3,500,000  and  reimburse us for up to  $1,000,000  of our expenses in connection with the offer. See "The Offer--Section 13".

HOW DO I TENDER MY SHARES?

      To tender  shares,  you must deliver the  certificates  representing  your shares, together with a completed and signed Letter of Transmittal and any other required documents,  to American Stock Transfer & Trust Company,  the depositary for the offer,  not later than the time the offer  expires.  If your  shares are held in  street  name by your  broker,  dealer,  bank,  trust  company  or other nominee,  such  nominee  can tender your shares  through  The  Depository  Trust
Company. If you cannot deliver everything required to make a valid tender to the depositary  before the expiration of the offer, you may have a limited amount of additional time by having a financial institution (including most banks, savings and loan  associations  and  brokerage  houses) that is a member of a recognized
Medallion  Program  approved  by  The  Securities  Transfer   Association  Inc.,
including the Securities  Transfer Agents Medallion  Program (STAMP),  the Stock
Exchange  Medallion  Program  (SEMP)  and  the New  York  Stock  Exchange,  Inc.
Medallion Signature Program (MSP), guarantee, pursuant to a Notice of Guaranteed
Delivery, that the missing items will be received by the depositary within three business days.  However,  the  depositary  must receive the missing items within that three business day period. See "The Offer--Section 3".

UNTIL WHAT TIME CAN I WITHDRAW TENDERED SHARES?

      You can withdraw  tendered  shares at any time until the offer has expired and,  following  such  expiration,  you can  withdraw  them at any time until we accept shares for payment. You may not, however, withdraw shares tendered during a subsequent offering period, if one is included. See "The Offer--Section 4".

HOW DO I WITHDRAW TENDERED SHARES?

      To withdraw shares, you must deliver a written notice of withdrawal,  or a facsimile of one, with the required  information  to American  Stock  Transfer &
Trust  Company  while  you  have the  right to  withdraw  the  shares.  See "The
Offer--Section 4".

WHEN AND HOW WILL I BE PAID FOR MY TENDERED SHARES?

      Subject  to the terms and  conditions  of the  offer,  we will pay for all validly  tendered and not withdrawn  shares promptly after the expiration of the offer. See "The Offer--Section 2".

      We  will  pay for  your  validly  tendered  and not  withdrawn  shares  by depositing  the purchase  price with American  Stock  Transfer & Trust  Company, which will act as your agent for the purpose of receiving  payments  from us and transmitting  such  payments to you. In all cases,  payment for tendered  shares will be made only  after  timely  receipt  by  American  Stock  Transfer & Trust
Company of  certificates  for such shares (or of a confirmation  of a book-entry transfer  of such  shares  as  described  in "The  Offer--Section  3--Book-Entry
Delivery"),  a properly  completed and duly executed  Letter of Transmittal  (or facsimile  thereof) and any other required  documents for such shares.  See "The
Offer--Section 2".

HAVE ANY STOCKHOLDERS OF BAIRNCO AGREED TO TENDER THEIR SHARES?

      Yes.  All of the members of the Board of  Directors  of Bairnco and all of
Bairnco's senior executive officers,  including Luke E. Fichthorn, III, Chairman of the Board and Chief Executive  Officer,  Kenneth L. Bayne, Vice President and
Chief Financial  Officer,  Larry D. Smith, Vice President,  Administration,  and
Lawrence  C.  Maingot,  Corporate  Controller,  have  entered  into a tender and support  agreement  under which they have agreed to tender  their  shares in the offer.  Together,  as of the date of this Offer to Purchase,  these  individuals own,  beneficially  or of record,  659,125  shares  (excluding  stock  options),
representing   approximately   9.0%  of  Bairnco's   outstanding   shares.   See
"Introduction" and "The Offer--Section 13".

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE
OFFER?

      If we accept for  payment and pay for a number of shares  which,  together with the shares then owned by Steel Partners II, BZ Acquisition  Corp. and their affiliates,  represents at least a majority of the outstanding shares on a fully diluted basis,  we will merge with and into Bairnco.  Upon  consummation of that merger,  Steel Partners II will own,  directly or indirectly,  all of the shares
and  all  remaining   stockholders   (other  than  us,  Steel  Partners  II  and
stockholders  properly exercising their appraisal rights) will receive the price per share paid in the offer. See "The Offer--Section 12".

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

      If the offer is successful,  we will own a sufficient  number of shares to conclude a merger in which all  remaining  outstanding  shares of  Bairnco  will automatically be converted into the right to receive an amount in cash per share equal to the  price per  share  paid in the  offer.  Upon  consummation  of this second-step  merger,  stockholders  who do not tender in the offer  (other  than those properly  exercising their appraisal  rights) will receive the same amount of cash per share that they would have received had they  tendered  their shares in the offer. Therefore, the main difference between tendering and not tendering shares in the offer is that  tendering  stockholders  will be paid  earlier.  In addition,  in connection with the  consummation of this merger,  stockholders of
Bairnco who have neither voted in favor of the merger nor  consented  thereto in writing,  and who  otherwise  under  Delaware  law  comply  with the  applicable statutory  procedures,  will be entitled to receive a judicial  determination of the fair value of their shares  (exclusive  of any element of value arising from the accomplishment or expectation of such merger) and to receive payment of such fair value in cash,  together  with a fair rate of  interest,  if any.  See "The
Offer--Section  12  (Appraisal  Rights)"  beginning  on page 27 of the  Offer to
Purchase.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

      On June 14, 2006,  the last full business day before the  announcement  of our intention to commence our original  offer,  the last reported sales price of
Bairnco  common  stock  reported  on the New York Stock  Exchange  was $9.93 per share. On February 23, 2007, the date on which we announced our merger agreement with Bairnco,  the last reported sales price of Bairnco common stock reported on the New York  Stock  Exchange  was  $13.50  per  share.  Please  obtain a recent quotation for your shares prior to deciding whether or not to tender.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER?

      In  general,  your sale of shares  pursuant to the offer will be a taxable transaction  for U.S.  federal  income  tax  purposes  and may also be a taxable transaction under applicable  state,  local or foreign income or other tax laws.
You  should  consult  your tax  advisor  about  the tax  consequences  to you of participating in the offer in light of your particular  circumstances.  See "The
Offer--Section 5".

IF I ALREADY  TENDERED MY SHARES IN THE ORIGINAL OFFER, DO I HAVE TO DO ANYTHING
NEW?

      No.  Bairnco  stockholders  do not have to take any action  regarding  any shares previously validly tendered and not withdrawn. If the offer is completed, these shares will be accepted for payment and such stockholders will receive the offer price of $13.50 per share,  net to the seller in cash,  without  interest, less any applicable  withholding taxes.  Stockholders of record on March 5, 2007 will also  receive  the  $0.10 per share  first  quarter  dividend  declared  by
Bairnco,  payable on March 30, 2007, for total cash proceeds of $13.60 per share pursuant to the offer and the dividend.  Stockholders will receive this dividend even if they tender their shares prior to the March 5, 2007 record date.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

      You can call  MacKenzie  Partners,  Inc.,  the  information  agent for the offer, at (212) 929-5500 (collect) or (800) 322-2885  (toll-free).  See the back cover of this Offer to Purchase.

To the Stockholders of Bairnco Corporation:

                                  INTRODUCTION

      We, BZ Acquisition Corp. (the "Purchaser" or "we"), a Delaware corporation and wholly owned  subsidiary  of Steel  Partners  II,  L.P., a Delaware  limited partnership  ("Steel  Partners  II"),  are offering to purchase all  outstanding shares of common  stock,  par value  $0.01 per share (the  "Common  Stock"),  of
Bairnco Corporation,  a Delaware corporation (the "Company"), and the associated preferred  stock  purchase  rights (the "Rights"  and,  together with the Common
Stock, the "Shares") issued pursuant to the Rights  Agreement,  dated as of June
22,  2006,  as  amended  as of  February  23,  2007,  between  the  Company  and
Computershare  Investor  Services,   LLC,  as  the  rights  agent  (the  "Rights
Agreement"), for $13.50 per Share, net to the seller in cash, upon the terms and subject  to the  conditions  set forth in this  Amended  and  Restated  Offer to
Purchase (this "Offer to Purchase") and the related  Amended and Restated Letter of Transmittal  (which,  together with any  amendments or  supplements  thereto, collectively  constitute the "Offer").  Stockholders  of record on March 5, 2007 will remain entitled to receive the Company's declared first quarter dividend of
$0.10 per Share (the "Dividend"),  which is payable on March 30, 2007, for total cash  proceeds  of $13.60  per  Share  pursuant  to the Offer and the  Dividend.
Stockholders will receive the Dividend even if they tender their Shares pursuant to the Offer prior to the March 5, 2007 record date.

      This Offer to Purchase amends and restates our original offer to purchase, dated June 22,  2006 (the  "Original  Offer to  Purchase"),  and the Amended and
Restated  Letter of  Transmittal  amends and restates the letter of  transmittal circulated  with the  Original  Offer  to  Purchase  (the  "Original  Letter  of
Transmittal"). Our offer was initially commenced on June 22, 2006 (the "Original
Offer").

      Stockholders  who have  Shares  registered  in their own names and  tender directly to American  Stock  Transfer & Trust  Company,  the  depositary for the
Offer (the  "Depositary"),  will not have to pay brokerage fees or  commissions.
Stockholders  with Shares held in street name by a broker,  dealer,  bank, trust company or other nominee  should consult with their nominee to determine if they charge any transaction  fees. Except as set forth in Instruction 6 of the Letter of Transmittal,  stockholders will not have to pay transfer taxes on the sale of
Shares  pursuant  to the Offer.  We will pay all  charges  and  expenses  of the
Depositary and MacKenzie  Partners,  Inc. (the "Information  Agent") incurred in connection with the Offer. See "The Offer--Section 17".

      The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 23, 2007 (the "Merger  Agreement"),  by and among Steel  Partners
II, the Purchaser and the Company. Pursuant to the Merger Agreement, as promptly as practicable  after the completion of the Offer and the satisfaction or waiver of specified conditions,  the Purchaser will be merged with and into the Company with the Company  continuing  as the  surviving  corporation  as a wholly  owned subsidiary of Steel  Partners II (the  "Merger").  At the effective  time of the
Merger,  each Share then outstanding  (other than Shares owned by Steel Partners
II or the  Purchaser,  Shares owned by the Company as treasury  stock and Shares held  by  stockholders  who  properly  exercise  their  appraisal  rights)  will automatically  be converted  into the right to receive $13.50 per Share in cash, or any higher  price per Share paid in the Offer (such  price being  referred to herein as the  "Offer  Price"),  without  interest  and  subject  to  applicable withholding  taxes.  Stockholders who properly  exercise  appraisal rights under
Delaware law will receive a  judicially  determined  fair value for their Shares
(exclusive  of  any  element  of  value  arising  from  the   accomplishment  or
expectation  of the  Merger),  which  value could be more or less than the Offer
Price,  together with a fair rate of interest,  if any. See "The  Offer--Section
12".  For a  more  complete  description  of  the  Merger  Agreement,  see  "The
Offer--Section 13".

      THE  BOARD  OF  DIRECTORS  OF  THE  COMPANY  (THE  "COMPANY   BOARD")  HAS
UNANIMOUSLY:  (1)  DETERMINED  THAT THE TERMS OF THE OFFER  AND THE  MERGER  ARE
ADVISABLE TO THE STOCKHOLDERS OF THE COMPANY;  (2) APPROVED THE MERGER AGREEMENT
AND THE TRANSACTIONS  CONTEMPLATED BY THE MERGER AGREEMENT,  INCLUDING THE OFFER
AND THE MERGER;  AND (3)  RESOLVED TO  RECOMMEND  THAT THE  STOCKHOLDERS  OF THE
COMPANY  ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE  PURCHASER  PURSUANT TO
THE OFFER.  The Company  Board has resolved  that the  restrictions  against the
Purchaser  or any of its  affiliates  and the Company  engaging in any  business combination as set forth in Section 203 of the Delaware General  Corporation Law
(the "Delaware Law") are  inapplicable to the Merger  Agreement,  the Offer, the
Merger and the other transactions contemplated by the Merger Agreement.

      The Company has advised us that the Company Board has received an opinion, dated February 23, 2007, from Lazard Freres & Co. LLC ("Lazard"),  the Company's financial  advisor,  to the effect that, as of the date of its opinion and based on and subject to the  factors and  assumptions  set forth in its  opinion,  the
Offer Price to be paid to the holders of the Shares  (other than Steel  Partners
II, BZ  Acquisition  Corp.  and their  respective  affiliates or, if applicable, holders of Shares as to which  dissenter's  rights have been  perfected)  in the
Offer and the Merger pursuant to the Merger  Agreement is fair, from a financial point of view, to such holders.  The full text of Lazard's  opinion,  which sets forth the  assumptions  made,  matters  considered and limitations on the review undertaken,  is  attached  as an  exhibit  to  the  Company's  amendment  to its
Solicitation/Recommendation  Statement  on  Schedule  14D-9  (together  with any amendments or supplements thereto,  the "Schedule 14D-9"),  which has been filed by the Company with the  Securities and Exchange  Commission  (the "SEC") on the
date of this Offer to Purchase and will be mailed to the Company's  stockholders together with this Offer to Purchase. STOCKHOLDERS ARE URGED TO READ THE OPINION
CAREFULLY AND IN ITS ENTIRETY.

      The Offer is  conditioned  upon,  among other things,  there being validly tendered  and not  withdrawn  before the  Expiration  Date (as defined  below) a number of Shares which,  together  with the Shares then owned by Steel  Partners
II, the  Purchaser and their  affiliates,  represents at least a majority of the total  number of Shares  outstanding  on a fully  diluted  basis  (the  "Minimum
Condition").  The Offer is also subject to a number of other  conditions,  which are described in "The Offer--Section 15".

      The Company has advised us that, as of the date of this Offer to Purchase,
(i) 7,293,978 shares of Common Stock are issued and outstanding and (ii) 346,661 shares of Common Stock are reserved for issuance pursuant to outstanding Company options. All of the members of the Company Board and all of the Company's senior executive officers,  including Luke E. Fichthorn, III, Chairman of the Board and
Chief Executive  Officer,  Kenneth L. Bayne,  Vice President and Chief Financial
Officer,  Larry D.  Smith,  Vice  President,  Administration,  and  Lawrence  C.
Maingot, Corporate Controller, have entered into a Tender and Support Agreement, dated as of February 23, 2007,  with Steel  Partners II (the "Tender and Support
Agreement"),  under which they have agreed to tender  their Shares in the Offer.
Together,  as of the date of this  Offer to  Purchase,  these  individuals  own,
beneficially   or  of  record,   659,125  Shares   (excluding   stock  options),
representing approximately 9.0% of the Company's outstanding Shares (the "Tender and Support  Agreement  Shares").  In addition,  as of the date of this Offer to
Purchase,  Steel Partners II beneficially  owns 1,110,200  Shares,  representing approximately  15.2% of the  Company's  outstanding  Shares,  in addition to the
Tender  and  Support  Agreement  Shares it may be deemed  to  beneficially  own.
Accordingly,  in  addition to the Tender and  Support  Agreement  Shares and the
other  Shares  beneficially  owned by Steel  Partners  II, we  believe  that the
Minimum  Condition  would be satisfied  if  approximately  2,050,995  Shares are validly tendered pursuant to the Offer and not withdrawn.

      Although the Original  Letter of  Transmittal  only refers to the Original
Offer to Purchase,  stockholders using such document to tender their Shares will nevertheless be deemed to be tendering pursuant to the Offer as amended and will receive the Offer  Price of $13.50 net per Share in cash if Shares are  accepted for  payment  and  paid  for by the  Purchaser  pursuant  to the  Offer.  Unless otherwise indicated,  as used herein, the term "Letter of Transmittal" refers to either the Original  Letter of Transmittal or the Amended and Restated Letter of
Transmittal.

      Stockholders  tendering their Shares according to the guaranteed  delivery procedures  set forth under "The  Offer--Section  3" may do so using  either the original  Notice of Guaranteed  Delivery  circulated  with the Original Offer to
Purchase or the Amended and Restated  Notice of Guaranteed  Delivery  circulated herewith.  Unless  otherwise  indicated,  as used  herein,  the term  "Notice of
Guaranteed Delivery" refers to either such document.

      SHARES PREVIOUSLY  TENDERED PURSUANT TO THE ORIGINAL OFFER TO PURCHASE AND
THE ORIGINAL  LETTER OF TRANSMITTAL AND NOT WITHDRAWN  CONSTITUTE  VALID TENDERS
FOR PURPOSES OF THE OFFER AS AMENDED. STOCKHOLDERS WHO HAVE VALIDLY TENDERED AND
NOT  WITHDRAWN  THEIR  SHARES ARE NOT  REQUIRED TO TAKE ANY FURTHER  ACTION WITH
RESPECT  TO SUCH  SHARES IN ORDER TO RECEIVE  THE OFFER  PRICE OF $13.50 NET PER
SHARE IN CASH IF SHARES ARE ACCEPTED  FOR PAYMENT AND PAID FOR BY THE  PURCHASER
PURSUANT  TO THE OFFER,  EXCEPT AS MAY BE REQUIRED  BY THE  GUARANTEED  DELIVERY
PROCEDURES IF SUCH PROCEDURES WERE UTILIZED.  SEE "THE OFFER--SECTION 3". IF YOU
HAVE NOT ALREADY TENDERED YOUR SHARES, PLEASE DISREGARD THE MATERIALS PREVIOUSLY
DELIVERED TO YOU AND USE THE MATERIALS ACCOMPANYING THIS OFFER TO PURCHASE.

      The purpose of the Offer and the Merger is to acquire  control of, and the entire  equity  interest in, the  Company.  Under  Delaware  Law, if we acquire, pursuant to the Offer or otherwise,  at least 90% of the outstanding  Shares, we
would  be  able  to  approve  the  Merger   without  a  vote  of  the  remaining
stockholders.  If we do not acquire at least 90% of the outstanding  Shares,  we will have to seek approval of the Merger by the Company's stockholders.  In such event, approval of the Merger would require the affirmative vote of holders of a majority of the outstanding Shares.  Following the consummation of the Offer, we would own a majority of the  outstanding  Shares on a fully diluted  basis,  and would thus be able to approve  the Merger  without the  affirmative  vote of any other stockholders.

      Pursuant to the Merger  Agreement,  Steel  Partners II and Purchaser  have
terminated  and  withdrawn   their   solicitation   of  written   consents  from
stockholders  of the Company  (the  "Consent  Solicitation")  for the  following purposes:  (1) to remove each member of the Company  Board and any person (other than those  elected by the Consent  Solicitation)  elected or  appointed  to the
Company Board by such  directors to fill any vacancy on the Company Board or any newly-created directorships; (2) to amend the Amended and Restated Bylaws of the
Company (the  "Bylaws")  to fix the number of  directors  serving on the Company
Board at five;  (3) to amend the Bylaws to  provide  that any  vacancies  on the
Company Board resulting from the removal of directors by the stockholders of the
Company may only be filled by the stockholders of the Company;  and (4) to elect five nominees of Steel  Partners II to serve as directors of the Company (or, if any such  nominee is unable or  unwilling to serve as a director of the Company, any other person  designated as a nominee by the remaining  nominee or nominees)
(the "Steel Partners II Nominees").

      THIS OFFER TO  PURCHASE  AND THE  RELATED  LETTER OF  TRANSMITTAL  CONTAIN
IMPORTANT  INFORMATION,  AND YOU SHOULD  CAREFULLY  READ BOTH IN THEIR  ENTIRETY
BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

                                    THE OFFER

      1. TERMS OF THE OFFER.  Upon the terms and subject to the  conditions  set forth in the Offer,  we will  accept for payment and pay for all Shares that are validly tendered before the Expiration Date and not withdrawn. "Expiration Date"
means 5:00 p.m., New York City time, on Friday, March 16, 2007, unless extended, in which  event  "Expiration  Date"  means the latest time and date at which the
Offer, as so extended, shall expire. Our obligation to accept for payment and to pay for Shares validly  tendered and not withdrawn  prior to the Expiration Date
is  subject  only  to  the  satisfaction  of  the  Minimum   Condition  and  the
satisfaction or waiver of the other conditions  described in "The Offer--Section
15".

      The Merger  Agreement  allows us to extend the Offer beyond the Expiration
Date, without the consent of the Company, as follows:  (1) if, at the Expiration
Date,  any of the  conditions  to our  obligation  to accept  Shares for payment
(including, without limitation, the Minimum Condition) has not been satisfied or waived,  we may extend the Offer  beyond the  Expiration  Date for a time period reasonably necessary to permit such condition to be satisfied,  in increments of not more than five business days each,  and no more than 20 business days in the aggregate;  (2) we may  extend the Offer for any  period  required  by any rule, regulation or  interpretation  of the SEC applicable to the Offer; or (3) if, at the Expiration  Date,  the number of Shares that have been validly  tendered and not  withdrawn  pursuant  to the Offer,  together  with any Shares then owned by
Steel  Partners II, the  Purchaser and their  affiliates,  satisfies the Minimum
Condition but represents less than 90% of the outstanding  Shares, we may extend the Offer,  one or more times,  for an aggregate of up to 20 business  days. The
Merger Agreement also permits us, without the consent of the Company, in lieu of extending  the Offer as provided in (3) above,  to make  available a "subsequent offering  period" in accordance  with Rule 14d-11 under the Securities  Exchange
Act of 1934, as amended (the "Exchange  Act"), of 10 to 20 business days.  There can be no  assurance  that we will  exercise  our right to  extend  the Offer or include a subsequent offering period.

      Pursuant  to  Rule  14d-11  under  the  Exchange  Act,  we may  include  a subsequent offering period so long as, among other things, (1) the Offer remains open for a minimum  of 20  business  days and has  expired,  (2) we  accept  and promptly pay for all Shares validly  tendered during the Offer,  (3) we announce the results of the Offer,  including the  approximate  number and  percentage of
Shares  deposited in the Offer,  no later than 9:00 A.M., New York City time, on the next  business  day  after the  Expiration  Date and  immediately  begin the subsequent  offering  period and (4) we immediately  accept and promptly pay for
Shares as they are tendered during the subsequent  offering period. In addition, we may extend any initial  subsequent  offering period by any period or periods, provided  that  the  aggregate  of the  subsequent  offering  period  (including extensions thereof) is no more than 20 business days. No withdrawal rights apply to Shares tendered in a subsequent  offering  period,  and no withdrawal  rights apply during a  subsequent  offering  period with  respect to Shares  previously tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to  stockholders  tendering  Shares in the Offer or in a subsequent offering period, if one is included.

      Subject to the applicable  rules and  regulations of the SEC, we expressly reserve  the right to delay  acceptance  for  payment  of any  Shares  (or delay payment  for any Shares,  regardless  of whether  such  Shares were  theretofore accepted for payment) pending the receipt of required  governmental  consents by giving oral or written  notice of such delay to the  Depositary  and by making a public  announcement  thereof, as described below. Our right to delay acceptance for payment of, or payment  for, any Shares is subject to the  applicable  rules and  regulations  of the SEC,  including  Rule 14e-1(c)  under the Exchange Act, which  requires  the  Purchaser to pay the  consideration  offered or return the
Shares tendered promptly after the termination or withdrawal of the Offer.

      If we extend the Offer, are delayed in accepting for payment or paying for
Shares or are unable to accept for  payment  or pay for Shares  pursuant  to the
Offer for any reason, then, without prejudice to our rights under the Offer, the
Depositary may, on our behalf,  retain all Shares tendered,  and such Shares may not be withdrawn except as provided in "The  Offer--Section  4". Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to  applicable  law,  which  requires that we pay the  consideration  offered or return the Shares  deposited by or on behalf of stockholders  promptly after the termination or withdrawal of the Offer.

      If the Minimum  Condition or any of the other  conditions to the Offer has not been  satisfied  by the  Expiration  Date,  we may elect (1)  subject to the qualifications  described  above with respect to the extension of the Offer,  to extend  the Offer and,  subject  to  applicable  withdrawal  rights,  retain all tendered Shares until the expiration of the Offer,  as extended,  subject to the terms  of the  Offer,  (2)  subject  to  complying  with  applicable  rules  and regulations  of the SEC and the terms of the  Merger  Agreement  (including,  if necessary,  obtaining the prior written  consent of the Company),  to accept for payment,  and pay for, all Shares so tendered  and not extend the Offer,  or (3)
subject to the terms of the Merger  Agreement,  to  terminate  the Offer and not accept for payment,  or pay for,  any Shares and return all  tendered  Shares to tendering stockholders.

      Subject to the applicable  rules and  regulations of the SEC, we expressly reserve the right to waive any of the  conditions  to the Offer  (other than the
Minimum Condition), to increase the Offer Price and to make any other changes in the terms of the Offer.  However,  we may not (1) decrease the Offer Price,  (2)
change the form of  consideration  payable in the Offer, (3) decrease the number of Shares sought in the Offer,  (4) impose  additional  conditions to the Offer,
(5) extend  the Offer  beyond  the  Expiration  Date,  (6)  purchase  any Shares pursuant to the Offer that when added to Shares  owned by Steel  Partners II and its affiliates would represent less than the Minimum  Condition or (7) amend any other term or condition of the Offer in any manner adverse to the holders of the
Shares, in each case without the prior written consent of the Company.

      If we  decrease  the  percentage  of Shares  being  sought or  increase or decrease the  consideration to be paid for Shares pursuant to the Offer, and the
Offer is scheduled to expire at any time before the expiration of a period of 10 business  days from,  and  including,  the date that notice of such  increase or decrease is first  published,  sent or given in the manner  specified below, the
Offer will be extended  until the expiration of such period of 10 business days.
If we make any other material  change in the terms of or information  concerning the Offer or waive a material  condition of the Offer, we will extend the Offer, if required by applicable law, for a period  sufficient to allow you to consider the amended terms of the Offer. In a published release,  the SEC has stated that in its view an offer must remain open for a minimum  period of time  following a material  change in the terms of such offer.  The  release  states that an offer should  remain  open  for a  minimum  of five  business  days  from the date the material change is first published,  sent or given to stockholders,  and that if material  changes  are made with  respect to  information  that  approaches  the significance  of price and share  levels,  a minimum of 10 business  days may be required to allow adequate  dissemination and investor response.  "Business day"
means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

      Any extension,  delay, termination,  waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public  announcement,  we will have no  obligation  (except as otherwise  required by  applicable  law) to publish,  advertise or otherwise  communicate any such public announcement other than by  making a  release  to the Dow  Jones  News  Service.  In the case of an extension of the Offer,  we will give oral or written notice of the extension to the  Depositary and will make a public  announcement  of such extension no later than  9:00  A.M.,  New York  City  time,  on the next  business  day  after  the
previously  scheduled   Expiration  Date.  During  any  extension,   all  Shares
previously  tendered  and not  withdrawn  will  remain  subject to the Offer and subject to the right of a tendering  stockholder to withdraw Shares. If we elect to  include  or  extend a  subsequent  offering  period,  we will  make a public announcement  of such  inclusion or extension no later than 9:00 A.M.,  New York
City  time,  on the next  business  day  after  the  Expiration  Date or date of termination of any prior subsequent offering period.

       The  Company  has  provided  us with its  stockholder  list and  security position  listings  for the  purpose  of  disseminating  the Offer to holders of
Shares.  We will send this Offer to Purchase,  the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks,  trust companies and other nominees whose names appear on the stockholder list or, if applicable,  who are listed as participants  in a clearing  agency's security  position  listing for subsequent  transmittal to beneficial  owners of
Shares.

      2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.  Upon the terms and subject to the conditions of the Offer,  promptly after the Expiration Date, we will accept for payment  and  pay for all  Shares  validly  tendered  and not  withdrawn.  For a description  of our right to  terminate  the Offer and not accept for payment or pay for Shares, see "The  Offer--Section 13" and "The  Offer--Section 15". If we
increase the  consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares purchased pursuant to the Offer.

      We will pay for  Shares  accepted  for  payment  pursuant  to the Offer by depositing the purchase price with the Depositary,  which will act as your agent for the purpose of receiving  payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry  transfer of such Shares into the
Depositary's  account at the  Book-Entry  Transfer  Facility (as defined in "The
Offer--Section  3")),  (ii) a properly  completed  and duly  executed  Letter of
Transmittal (or facsimile thereof) and (iii) any other required documents. For a description  of the procedure for tendering  Shares  pursuant to the Offer,  see
"The  Offer--Section  3".   Accordingly,   payment  may  be  made  to  tendering
stockholders  at  different  times if delivery of the Shares and other  required documents occurs at different times. Under no circumstances will we pay interest on the  consideration  paid for Shares pursuant to the Offer,  regardless of any delay in making such payment.

      For purposes of the Offer, we shall be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

      We reserve the right to transfer or assign,  in whole or from time to time in part, to one or more of our affiliates the right to purchase  Shares tendered pursuant to the Offer,  but any such transfer or assignment  will not relieve us of our  obligations  under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

      If any  tendered  Shares are not  purchased  pursuant to the Offer for any reason,  or if  certificates  are  submitted  for more Shares than are tendered, certificates for such unpurchased or untendered  Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer  Facility),  without expense to you, promptly following the expiration or termination of the Offer.

      3.    PROCEDURE FOR TENDERING SHARES.

      VALID TENDER OF SHARES. To tender Shares pursuant to the Offer, either (i)
the Depositary  must receive at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly  completed and duly executed  Letter of
Transmittal  (or  facsimile  thereof)  and any other  documents  required by the
Letter of  Transmittal  and (b)  certificates  for the Shares to be  tendered or delivery  of such Shares  pursuant to the  procedures  for  book-entry  transfer described  below  (and a  confirmation  of such  delivery  including  an Agent's
Message (as defined  below) if the  tendering  stockholder  has not  delivered a
Letter  of  Transmittal),  in each  case by the  Expiration  Date,  or (ii)  the guaranteed delivery procedure described below must be complied with.

      THE  METHOD OF  DELIVERY  OF  SHARES  AND ALL  OTHER  REQUIRED  DOCUMENTS,
INCLUDING THROUGH THE BOOK-ENTRY TRANSFER FACILITY,  IS AT YOUR OPTION AND RISK,
AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY  RECEIVED BY THE DEPOSITARY.
IF CERTIFICATES  FOR SHARES ARE SENT BY MAIL, WE RECOMMEND  REGISTERED MAIL WITH
RETURN RECEIPT REQUESTED,  PROPERLY INSURED, IN TIME TO BE RECEIVED PRIOR TO THE
EXPIRATION DATE.

      The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being  tendered  within the meaning of Rule
14e-4 under the Exchange Act, (ii) the tender of such Shares  complies with Rule
14e-4 under the Exchange Act and (iii) you have the full power and  authority to tender,  sell,  assign and  transfer  the Shares  tendered,  as specified in the
Letter of  Transmittal.  Our  acceptance  for payment of Shares  tendered by you pursuant to the Offer will  constitute  a binding  agreement  between you and us with respect to such Shares, upon the terms and subject to the conditions of the
Offer.

      As of the  date of  this  Offer  to  Purchase,  the  Rights  do not  trade separately.  Accordingly,  by  tendering  Common  Stock  you  are  automatically tendering a similar number of Rights.

      BOOK-ENTRY  DELIVERY.  The  Depositary  has  established  an account  with respect to the Shares for purposes of the Offer at The Depository  Trust Company
(the  "Book-Entry  Transfer  Facility").  Any  financial  institution  that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the  Book-Entry  Transfer  Facility to transfer  such Shares into the
Depositary's  account  in  accordance  with  the  procedures  of the  Book-Entry
Transfer Facility.  However, although delivery of Shares may be effected through book-entry  transfer,  the Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required  signature  guarantees or an Agent's  Message  and any other  required  documents  must,  in any case,  be received by the  Depositary  at one of its addresses set forth on the back cover of this Offer to Purchase by the  Expiration  Date, or the  guaranteed  delivery procedure  described  below must be  complied  with.  Delivery  of the Letter of
Transmittal and any other required documents to the Book-Entry Transfer Facility does not  constitute  delivery  to the  Depositary.  "Agent's  Message"  means a message,  transmitted by the Book-Entry  Transfer  Facility to, and received by, the Depositary and forming a part of a book-entry  confirmation stating that the
Book-Entry  Transfer  Facility has received an express  acknowledgment  from the participant in the Book-Entry  Transfer  Facility  tendering the Shares that are the subject of such book-entry  confirmation that such participant has received, and agrees to be bound by, the terms of the Letter of  Transmittal  and that the
Company may enforce such agreement against such participant.

      SIGNATURE  GUARANTEES.  All signatures on a Letter of Transmittal  must be guaranteed by a financial  institution  (including most banks,  savings and loan associations  and brokerage  houses) that is a member of a recognized  Medallion
Program  approved by The Securities  Transfer  Association  Inc.,  including the
Securities  Transfer  Agents  Medallion  Program  (STAMP),  the  Stock  Exchange
Medallion  Program  (SEMP)  and the New  York  Stock  Exchange,  Inc.  Medallion
Signature Program (MSP), or any other "eligible guarantor  institution" (as such term is defined  in Rule  17Ad-15  under the  Exchange  Act) (each an  "Eligible
Institution"),  unless (i) the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered  therewith and such holder(s) has not completed the box entitled  "Special Payment  Instructions"  or the box entitled  "Special
Delivery  Instructions"  on the Letter of  Transmittal  or (ii) such  Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of
the Letter of Transmittal.

      GUARANTEED  DELIVERY.  If you wish to tender Shares  pursuant to the Offer and  cannot  deliver  such  Shares  and  all  other  required  documents  to the
Depositary by the Expiration  Date or cannot complete the procedure for delivery by  book-entry  transfer on a timely  basis,  you may  nevertheless  tender such
Shares if all of the following conditions are met:

       o  such tender is made by or through an Eligible Institution;

       o  a properly  completed and duly executed Notice of Guaranteed  Delivery in the form  provided by the  Purchaser is received by the  Depositary
          (as provided below) by the Expiration Date; and

       o  the  certificates  for such Shares (or a confirmation  of a book-entry
          transfer  of  such  Shares  into  the  Depositary's   account  at  the
          Book-Entry Transfer Facility),  together with a properly completed and duly  executed  Letter  of  Transmittal  together  with  any  required signature  guarantee (or facsimile  thereof) or an Agent's Message and any other required  documents,  are received by the Depositary  within three  business  days  after the date of  execution  of the  Notice of
          Guaranteed Delivery.

      The Notice of Guaranteed  Delivery may be delivered by hand or transmitted by telegram,  telex,  facsimile  transmission or mail to the Depositary and must include a  guarantee  by an Eligible  Institution  in the form set forth in such
Notice.

      BACKUP  WITHHOLDING.  Under  the U.S.  federal  income  tax  laws,  backup withholding  will apply to any  payments  made  pursuant to the Offer unless you provide the  Depositary  with your correct  taxpayer  identification  number and certify that you are not subject to such backup  withholding  by completing  the
Substitute  Form  W-9  included  in the  Letter  of  Transmittal.  If you  are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN Certificate of Foreign Status before receipt of any payment.

      APPOINTMENT  OF  PROXY.  By  executing  a  Letter  of   Transmittal,   you
irrevocably appoint our designees as your proxies in the manner set forth in the
Letter of  Transmittal  to the full extent of your  rights  with  respect to the
Shares  tendered and accepted for payment by us (and any and all other Shares or other  securities  issued or  issuable  in  respect  of such  Shares on or after
February  23,  2007).  All such  proxies are  irrevocable  and  coupled  with an interest in the tendered  Shares.  Such  appointment  is effective only upon our acceptance for payment of such Shares.  Upon such  acceptance  for payment,  all prior proxies and consents  granted by you with respect to such Shares and other securities will,  without further action, be revoked,  and no subsequent proxies may be given  (and,  if  previously  given,  will  cease to be  effective).  Our designees  will be  empowered  to exercise  all your voting and other  rights as they,  in their  sole  discretion,  may deem  proper at any  annual,  special or adjourned meeting of the Company's stockholders. We reserve the right to require that, in order for Shares to be deemed validly  tendered,  immediately  upon our acceptance  for  payment  of such  Shares,  we or our  designee  must be able to exercise  full voting  rights with  respect to such Shares and other  securities
(including voting at any meeting of stockholders).

      The foregoing  proxies are effective  only upon  acceptance for payment of
Shares  pursuant to the Offer.  The Offer does not constitute a solicitation  of proxies,  absent  a  purchase  of  Shares,  for  any  meeting  of the  Company's stockholders.

      DETERMINATION OF VALIDITY. We will determine, in our sole discretion,  all questions as to the form of documents and the validity,  eligibility  (including time of receipt)  and  acceptance  for payment of any tender of Shares,  and our determination shall be final and binding, subject to the tendering stockholder's right to bring any dispute  with  respect  thereto  before a court of  competent jurisdiction.  We reserve  the  absolute  right to reject any or all  tenders of
Shares that we determine not to be in proper form or the  acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or  irregularity in any tender of
Shares.  None  of  Steel  Partners  II,  the  Purchaser,  the  Depositary,   the
Information  Agent  or  any  other  person  will  be  under  any  duty  to  give notification  of any  defect or  irregularity  in  tenders or waiver of any such defect or  irregularity  or incur any  liability  for  failure  to give any such notification.

      4. WITHDRAWAL  RIGHTS. You may withdraw tenders of Shares made pursuant to the Offer at any time before the Expiration Date.  Thereafter,  such tenders may be withdrawn  only if such Shares have not been accepted for payment as provided in this Offer to  Purchase.  If we extend the  period of time  during  which the
Offer is open,  are delayed in accepting for payment or paying for Shares or are unable to accept for  payment or pay for  Shares  pursuant  to the Offer for any reason,  then,  without  prejudice to our rights under the Offer, the Depositary may,  on our  behalf,  retain all Shares  tendered,  and such  Shares may not be withdrawn except as otherwise provided in this Section 4.

      For your  withdrawal to be  effective,  a written,  telegraphic,  telex or facsimile  transmission notice of withdrawal with respect to the tendered Shares must be timely  received by the  Depositary at one of its addresses set forth on the back cover of this Offer to  Purchase,  and the  notice of  withdrawal  must specify  the name of the person who  tendered  the Shares to be  withdrawn,  the number  of  Shares  to be  withdrawn  and the name of the  registered  holder of
Shares,  if different  from that of the person who tendered such Shares.  If the
Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal  with  (except  in  the  case  of  Shares  tendered  by  an  Eligible

Institution)  signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates,  the name of the registered holder (if  different  from that of the  tendering  stockholder)  and the serial numbers  shown  on the  particular  certificates  evidencing  the  Shares  to be withdrawn or, in the case of Shares  tendered by book-entry  transfer,  the name and number of the  account at the  Book-Entry  Transfer  Facility to be credited with  the  withdrawn  Shares.  Withdrawals  may  not be  rescinded,  and  Shares withdrawn will  thereafter be deemed not validly  tendered.  However,  withdrawn
Shares may be retendered by again  following one of the procedures  described in
"The Offer--Section 3" at any time before the Expiration Date.

      If we include a subsequent offering period (as described in more detail in
"The  Offer--Section 1") following the Offer, no withdrawal rights will apply to
Shares  tendered in such  subsequent  offering  period and no withdrawal  rights apply during such subsequent  offering period with respect to Shares  previously tendered in the Offer and accepted for payment.

      We will determine,  in our sole  discretion,  all questions as to the form and validity  (including  time of receipt) of any notice of withdrawal,  and our
determination   shall  be  final  and  binding,   subject  to  the   withdrawing
stockholder's  right to bring any dispute with respect thereto before a court of
competent  jurisdiction.   None  of  Steel  Partners  II,  the  Purchaser,   the
Depositary,  the Information Agent or any other person will be under any duty to give  notification  of any defect or irregularity in any notice of withdrawal or waiver of any such defect or  irregularity or incur any liability for failure to give any such notification.

      5. CERTAIN TAX CONSIDERATIONS.  THE U.S. FEDERAL INCOME TAX DISCUSSION SET
FORTH BELOW IS INCLUDED FOR GENERAL  INFORMATION  ONLY AND IS BASED UPON PRESENT
LAW. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES,  YOU ARE URGED TO CONSULT
YOUR TAX  ADVISORS  AS TO THE  SPECIFIC  TAX  CONSEQUENCES  TO YOU OF THE OFFER,
INCLUDING  THE  EFFECTS  OF  APPLICABLE  STATE,  LOCAL AND  OTHER TAX LAWS.  The
following  discussion may not apply to certain  stockholders.  For example,  the following  discussion may not apply to you if you acquired your Shares  pursuant to the exercise of stock  options or other  compensation  arrangements  with the
Company,  you are not a citizen  or  resident  of the  United  States or you are otherwise  subject to special tax treatment  under the Internal  Revenue Code of
1986, as amended.

      Your sale of Shares  pursuant  to the Offer will be a taxable  transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable  state,  local and other tax laws.  In general,  if you tender Shares pursuant to the Offer,  you will  recognize gain or loss equal to the difference between the tax basis of your Shares and the amount of cash received in exchange therefor.  Such gain or loss will be capital gain or loss if you hold the Shares as capital  assets and will be long-term gain or loss if your holding period for the Shares is more than one year as of the date of the sale of such Shares.

      A  stockholder  whose Shares are  purchased in the Offer may be subject to backup withholding  unless certain  information is provided to the Depositary or an exemption applies. See "The Offer--Section 3--Backup Withholding".

      6. PRICE RANGE OF SHARES;  DIVIDENDS.  According to the  Company's  Annual
Report on Form 10-K for the fiscal year ended  December  31, 2005 (the  "Company
10-K"),  the Shares are traded on the New York Stock  Exchange  under the symbol
BZ. The  following  table sets forth for the periods  indicated the high and low sales  prices  per Share on the New York  Stock  Exchange  during  each  quarter presented as reported in published financial sources:

          Fiscal Year Ended December 31,
          2005                                              High          Low
                                                          --------      --------
                 First Quarter                            $  12.21      $  10.41
                 Second Quarter                              11.37          9.90
                 Third Quarter                               11.85         10.20
                 Fourth Quarter                              10.81          8.66

          2006
                 First Quarter                               10.69          8.70
                 Second Quarter                              12.49          9.89

                 Third Quarter                               12.50         11.70
                 Fourth Quarter                              13.70         11.75

2007
                 First Quarter (through March 1, 2007)       14.10         12.65

      According to the Company 10-K and  subsequent  filings made by the Company with the SEC, the Company declared and paid quarterly cash dividends of $.05 per
Share in the first three  quarters of fiscal 2004,  $.06 per Share in the fourth quarter of fiscal 2004  through  the second  quarter of fiscal 2006 and $.07 per
Share in the third and  fourth  quarters  of fiscal  2006,  and has  declared  a quarterly  cash  dividend  of $.10  per  Share  payable  on  March  30,  2007 to stockholders  of  record  on the  close of  business  on March  5,  2007.  If we successfully consummate the Offer, we currently intend that no dividends will be declared on the Shares prior to the acquisition of the entire equity interest in the Company pursuant to the Merger.

      On June 14, 2006,  the last full business day before the  announcement  of our intention to commence the Original  Offer,  the last reported sales price of the Common Stock reported on the New York Stock Exchange was $9.93 per share. On
February 23, 2007, the date on which we announced the Merger Agreement, the last reported sales price of the Common Stock reported on the New York Stock Exchange was $13.50 per share.  Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.

      7.    POSSIBLE  EFFECTS OF THE OFFER ON THE MARKET FOR THE  SHARES;  STOCK
EXCHANGE LISTING; REGISTRATION UNDER THE EXCHANGE ACT.

      POSSIBLE  EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES.  If the Offer
is  consummated,  the number of  stockholders  and Shares  that are still in the hands of the  public  may be so small  that there will no longer be an active or liquid public  trading  market (or,  possibly,  any public  trading  market) for
Shares held by stockholders other than the Purchaser.  We cannot predict whether the reduction in the number of Shares that might  otherwise trade publicly would have an adverse or beneficial  effect on the market price for, or  marketability of, the Shares or whether such reduction  would cause future market prices to be greater or less than the Offer Price.

      Upon  consummation of the Merger,  stockholders not tendering their Shares in the Offer (other than those properly  exercising their appraisal rights) will receive  cash in an amount per Share equal to the Offer  Price.  Therefore,  the main difference  between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier. In addition, in connection with the consummation  of the Merger,  stockholders of the Company who have neither voted in favor of the Merger nor consented thereto in writing, and who otherwise under the  Delaware  Law comply  with the  applicable  statutory  procedures,  will be entitled to receive a judicial  determination  of the fair value of their Shares
(exclusive  of  any  element  of  value  arising  from  the   accomplishment  or
expectation  of the Merger)  and to receive  payment of such fair value in cash, together with a fair rate of interest, if any.

      STOCK EXCHANGE  LISTING.  As stated above, the Shares are presently listed on the New York Stock  Exchange.  The  purchase  of the Shares by the  Purchaser pursuant  to the Offer will  reduce the  number of Shares  that might  otherwise trade  publicly  and will  reduce the number of holders of Shares,  which  could adversely  affect the liquidity and market value of the remaining Shares held by the public. Depending upon the number of Shares tendered to and purchased by the
Purchaser  in the  Offer,  the Shares may no longer  meet the  requirements  for continued inclusion on the New York Stock Exchange.

      In that event,  it is possible that the Shares would  continue to trade in the over-the-counter market and that price or other quotations would be reported by other  sources.  The  extent of the  public  market  for the  Shares  and the availability of such quotations would depend,  however, upon such factors as the number of stockholders and the aggregate market value of the Shares available in the public  market at such time,  the  interest in  maintaining  a market in the
Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below, and other factors.

      REGISTRATION  UNDER THE EXCHANGE ACT. The Shares are currently  registered under the Exchange Act. Such  registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities

                                       14

exchange  nor  held  by  300 or  more  holders  of  record.  Termination  of the registration of the Shares under the Exchange Act would substantially reduce the information  required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the  provisions  of the Exchange  Act, such as the short-swing profit recovery  provisions of Section 16(b), the requirement to furnish  a proxy  statement  pursuant  to  Section  14(a) in  connection  with a stockholders  meeting and the related requirement to furnish an annual report to stockholders  and the  requirements  of Rule 13e-3 under the  Exchange  Act with respect to "going  private"  transactions,  no longer  applicable to the Shares.
Furthermore,  "affiliates"  of  the  Company  and  persons  holding  "restricted securities"  of the  Company  may be  deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended  (the  "Securities  Act").  We intend to seek to cause  the  Company  to terminate  registration  of the  Shares  under the  Exchange  Act as soon  after consummation of the Offer as the requirements for termination of registration of the Shares are met.

      8.    CERTAIN   INFORMATION   CONCERNING  THE  COMPANY.   The  information
concerning  the Company  contained in this Offer to Purchase has been taken from or based upon publicly available  documents and records on file with the SEC and other public sources. None of Steel Partners II, the Purchaser,  the Information
Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the  Company  to  disclose  events  which may have  occurred  or may  affect the significance or accuracy of any such  information but which are unknown to Steel
Partners II, the Purchaser, the Information Agent or the Depositary.

      According to the Company 10-K, the Company was  incorporated  in the State of New York on April 19, 1981. Effective September 24, 1991, the Company changed its state of incorporation  from New York to Delaware.  The principal  executive offices of the Company are located at 300  Primera  Boulevard,  Suite 432,  Lake
Mary,  Florida 32746, and its telephone  number is (407) 875-2222.  According to the Company 10-K,  the Company  operates two core  businesses - Arlon and Kasco.
Arlon  businesses  design,  manufacture,   and  sell  engineered  materials  and
components for the electronic, industrial and commercial markets. These products
are  based  on  common  technologies  in  coating,  laminating,   polymers,  and
dispersion  chemistry.  Kasco is a leading  provider of  meat-room  products and maintenance  services  for  the  meat  and  deli  departments  of  supermarkets;
restaurants;  meat,  poultry and fish processing  plants;  and manufacturers and distributors of electrical saws and cutting equipment  throughout North America,
Europe, Asia and South America.

      PREFERRED STOCK PURCHASE RIGHTS.

      The following  description of the Rights is based upon publicly  available documents.  This description does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is filed as Exhibit 4.1 to the  Company's  registration  statement  on Form 8-A12B filed with the SEC on
June 23, 2006.

      On June 22,  2006,  the Company  entered  into the Rights  Agreement  with
Computershare  Investors Services (the "Rights Agent"). In connection therewith, the  Company  Board  declared  a  dividend  distribution  of one  Right for each outstanding share of Common Stock. Upon certain events,  each Right will entitle the registered  holder to purchase from the Company one one-hundredth of a share of Series A Junior  Participating  Preferred Stock, par value $.01 per share, of the Company (the "Preferred Stock") at a price of $40 per one one-hundredth of a share of Preferred Stock, subject to adjustment (the "Purchase Price").

      Initially,  the  Rights are  attached  to all  Common  Stock  certificates representing shares then outstanding,  and no separate certificates representing the Rights ("Right Certificates") will be distributed.  The Rights will separate from the Common Stock and a  "Distribution  Date" will occur upon the earlier to occur of (I) ten days  following  the time (the "Stock  Acquisition  Time") of a public  announcement  or  notice  to the  Company  that a  person  or  group  of affiliated or associated persons (an "Acquiring  Person") acquired,  or obtained the right to acquire,  beneficial  ownership  of 20% or more of the  outstanding
Common Stock of the Company and (II) ten business days (or, if determined by the
Company Board, a specified or unspecified later date) following the commencement or  announcement of an intention to make a tender offer or exchange offer which, if  successful,  would  cause the  bidder to own 20% of more of the  outstanding
Common Stock,  or, in the event any such  commencement or announcement  occurred prior to the date of the Rights  Agreement,  ten business days after the date of the Rights  Agreement  (or, if determined by the Company  Board,  a specified or unspecified  later date). In its Schedule 14D-9, the Company  disclosed that, on
July 6, 2006, the Company Board took action to delay the Distribution  Date with respect to the Original Offer.

                                       15

      The Rights Agreement  provides that, until the Distribution  Date, (I) the
Rights will be transferred with and only with the Common Stock,  (II) new Common
Stock  certificates  issued after June 23, 2006, upon transfer,  new issuance or reissuance of the Common Stock, will contain a notation incorporating the Rights
Agreement by reference and (III) the surrender for transfer of any of the Common
Stock  certificates  outstanding will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such  certificate.  As soon as practicable following the Distribution Date, separate Right Certificates will be mailed to  holders  of  record  of the  Common  Stock as of the close of business on the  Distribution  Date and such separate Right  Certificates  alone will evidence the Rights. Except in connection with the issuance of Common Stock pursuant to employee stock plans,  options and certain  convertible  securities, and except as otherwise  determined by the Company Board,  only shares of Common
Stock issued prior to the Distribution Date will be issued with Rights.

      The Rights are not  exercisable  until the  Distribution  Date. The Rights will  expire on June 23,  2016,  unless  earlier  redeemed or  exchanged  by the
Company as described below.

      In the event  that,  after the Stock  Acquisition  Time,  the  Company  is acquired in a merger or other business combination transaction or 50% or more of its assets,  cash flow or earning power is sold,  proper provision shall be made so  that  each  holder  of a Right  (other  than  the  Acquiring  Person)  shall thereafter  have the right to  receive,  upon the  exercise  thereof at the then current  exercise  price of the Right,  that number of shares of common stock of the acquiring  company which at the time of such transaction would have a market value (as defined in the Rights  Agreement)  of two times the Purchase  Price of the Right. In the event that, after the Stock Acquisition Time, the Company were the  surviving  corporation  of a merger  and its Common  Stock were  changed or exchanged,  proper provision shall be made so that each holder of a Right (other than the  Acquiring  Person)  will  thereafter  have the right to  receive  upon exercise  that number of shares of common  stock of the Company  having a market value of two times the exercise price of the Right.

      In the event that a person or group  becomes  an  Acquiring  Person,  each holder of a Right (other than the  Acquiring  Person) will  thereafter  have the right to receive  upon  exercise  that number of shares of Common  Stock (or, in certain circumstances, cash, a reduction in the Purchase Price, Preferred Stock, other equity  securities of the Company,  debt securities of the Company,  other property  or a  combination  thereof)  having a market  value (as defined in the
Rights Agreement) of two times the Purchase Price of the Right.  Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph,  all Rights that are, or (under certain circumstances  specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or an affiliate, associate or transferee thereof) will be null and void. A person will not be an Acquiring  Person if the Company Board  determines that such person or group became an Acquiring Person inadvertently and such person or group promptly divests  itself of a  sufficient  number of shares of Common  Stock so that such person or group is no longer an Acquiring Person.

      The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property  issuable,  upon exercise of the Rights are subject to adjustment from time to time to prevent  dilution (I) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred
Stock,  (II) upon the grant to holders  of  Preferred  Stock of certain  rights, option or warrants to subscribe for Preferred Stock or convertible securities at less  than the  current  market  price  of  Preferred  Stock  or (III)  upon the distribution  to holders of  Preferred  Stock of evidences  of  indebtedness  or assets  (excluding  regular  periodic  cash  dividends or  dividends  payable in
Preferred  Stock)  or of  subscription  rights or  warrants  (other  than  those referred to above). The number of Rights and number of shares of Preferred Stock issuable  upon the exercise of each Right are also subject to  adjustment in the event of a stock split, combination or stock dividend on the Common Stock.

      With certain  exceptions,  no  adjustment  in the  Purchase  Price will be required until  cumulative  adjustments  require an adjustment of at least 1% in such  Purchase  Price.  No fractional  shares of Preferred  Stock will be issued
(other than fractions  which are integral  multiples of one  one-hundredth  of a share of  Preferred  Stock  which may,  upon the  election  of the  Company,  be evidenced by depositary  receipts)  and, in lieu thereof,  an adjustment in cash will be made  based  on the  market  price  of the  Preferred  Stock on the last trading date prior to the date of exercise.

                                       16

      At any time  prior to the  earlier of the Stock  Acquisition  Time and the
Expiration  Date (as defined in the Rights  Agreement),  the  Company  Board may redeem the Rights in whole,  but not in part,  at a price of $.01 per Right (the
"Redemption  Price").  Immediately upon the action of the Company Board ordering redemption  of the Rights,  the Rights will  terminate and the only right of the holders of Rights will be to receive the Redemption Price.

      At any time after a person  becomes an  Acquiring  Person and prior to the acquisition  by such Person of 50% or more of the  outstanding  shares of Common
Stock, the Company Board may exchange the Rights (other than Rights beneficially owned by such Person which have become null and void),  in whole or part,  at an exchange ratio of one share of Common Stock per Right  (subject to  adjustment).
The Company, at its option, may substitute one-hundredth (subject to adjustment)
of a share  of  Preferred  Stock  (or  other  series  of  substantially  similar preferred stock of the Company) for each share of Common Stock to be exchanged.

      Each share of Preferred Stock purchasable upon exercise of the Rights will have a minimum  preferential  dividend of $10 per year,  but will be entitled to receive, in the aggregate,  a dividend of 100 times the dividend declared on the shares of Common Stock. In the event of  liquidation,  the holders of the shares of Preferred Stock will be entitled to receive a minimum  liquidation payment of
$10 per share, but will be entitled to receive an aggregate  liquidation payment equal to 100 times the  payment  made per share of Common  Stock.  Each share of
Preferred Stock will have one hundred votes,  voting together with the shares of
Common Stock. In the event of any merger,  consolidation or other transaction in which shares of Common Stock are exchanged,  each share of Preferred  Stock will be entitled to receive 100 times the amount and type of  consideration  received per share of Common  Stock.  The rights of the shares of  Preferred  Stock as to dividends and liquidation,  and in the event of mergers and consolidations,  are protected by anti-dilution provisions.

      Until a Right is  exercised,  the holder  thereof,  as such,  will have no rights as a stockholder  of the Company,  other than rights  resulting from such holder's ownership of shares of Common Stock, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company,  stockholders  may,  depending upon the  circumstances,  recognize  taxable income in the event that the Rights become  exercisable for Common Stock (or other  consideration) of the Company or for common stock of the acquiring company as set forth above.

      Other  than  those  provisions   relating  to  the  Redemption  Price  and
expiration date of the Rights, any of the provisions of the Rights Agreement may be amended by the Company Board prior to the Stock  Acquisition Time. After such time, the provisions of the Rights Agreement may be amended by the Company Board in  order  to  cure  any  ambiguity,  to  correct  or  supplement  defective  or inconsistent provisions, to shorten or lengthen any time period under the Rights
Agreement,  to make changes which do not  adversely  affect the interests of the holders  of Rights  (excluding  the  interests  of any  Acquiring  Person) or to shorten  or  lengthen  any time  period  under the Rights  Agreement;  provided, however,  that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

      One Right will be  distributed  to  stockholders  of the  Company for each share of Common Stock owned of record by them on June 23,  2006.  As long as the
Rights are attached to shares of Common Stock,  the Company will issue one Right with each new share of Common Stock so that all shares of Common Stock will have attached Rights. The Company agreed to reserve the number of shares of Preferred
Stock that,  as provided in the Rights  Agreement,  will be sufficient to permit the exercise in full of all outstanding Rights.

      In  connection  with  its  approval  of  the  Merger   Agreement  and  the
transactions  contemplated  thereby,  including  the Offer and the  Merger,  the
Company  Board  approved,  and the Company and the Rights Agent entered into, an amendment  to the Rights  Agreement  dated as of February  23, 2007 (the "Rights
Amendment").  Pursuant  to the  Rights  Amendment,  neither  the  execution  and delivery of the Merger  Agreement  or the Tender and Support  Agreement  nor the
consummation  of  the  Offer,  the  Merger  or any  of  the  other  transactions contemplated  thereby will result in (i) Steel Partners II, the Purchaser or any of  their  respective  affiliates  becoming  an  Acquiring  Person  or (ii)  the occurrence of (A) a  Distribution  Date, (B) the Stock  Acquisition  Time, (C) a
Section  11(a)(ii)  Event or (D) a Section 13 Event,  in each case as such terms are defined in the Rights Agreement.

      A tender of Common  Stock  pursuant  to the Offer will also  constitute  a tender of the Rights.

                                       17

      ADDITIONAL  INFORMATION.  The  Company  is  subject  to the  informational requirements  of the Exchange Act and in  accordance  therewith  files  periodic reports,  proxy  statements and other  information  with the SEC relating to its business,  financial  condition  and other  matters.  The Company is required to disclose in such proxy statements certain  information,  as of particular dates, concerning  the  Company's  directors and officers,  their  remuneration,  stock options granted to them, the principal  holders of the Company's  securities and any material  interest of such persons in  transactions  with the Company.  Such reports,  proxy statements and other  information may be inspected at the public reference room  maintained by the SEC at 100 F Street,  N.E.,  Washington,  D.C.
20549. Copies of such material can also be obtained at prescribed rates from the public reference room of the SEC at 100 F Street, N.E., Washington,  D.C. 20549,
or free of charge at the Web site  maintained by the SEC at  http://www.sec.gov.
Please call the SEC at 1-800-SEC-0330  for further  information on the operation of the public reference room.

      9.    CERTAIN INFORMATION  CONCERNING STEEL PARTNERS II AND THE PURCHASER.
We are a Delaware  corporation formed on June 15, 2006. Our principal  executive offices  are  located at 590  Madison  Avenue,  New York,  New York  10022.  The
telephone number of our principal  executive offices is (212) 520-2300.  We were formed to serve as an  acquisition  vehicle  for Steel  Partners  II and have no current operations other than those incident to the Offer. We are a wholly owned subsidiary of Steel Partners II.

      Steel Partners II is a Delaware  limited  partnership  that invests in the securities of small cap  companies.  Warren G.  Lichtenstein  is Chairman of the
Board,  Secretary and the Managing Member of Steel Partners,  L.L.C., a Delaware
limited liability company ("Partners LLC"), which in turn is the general partner of Steel  Partners II. The  principal  business of Partners LLC is acting as the
general  partner  of  Steel  Partners  II.  The  principal   occupation  of  Mr.
Lichtenstein  is  investing  in the  securities  of  small  cap  companies.  The principal business address of Mr. Lichtenstein,  Partners LLC and Steel Partners
II is 590 Madison Avenue, New York, New York 10022. Collectively, Steel Partners
II and Partners LLC are referred to herein as the "Steel Entities." The business telephone  number for each of the Steel Entities and Mr.  Lichtenstein  is (212)
520-2300.

      Steel  Partners  II  beneficially  owns  1,110,200  Shares,   representing
approximately  15.2% of the  Company's  outstanding  Shares,  in addition to the
Tender and Support Agreement Shares it may be deemed to beneficially own. As the general partner of Steel Partners II, Partners LLC may be deemed to beneficially own the 1,110,200 Shares owned by Steel Partners II, representing  approximately
15.2% of the Company's outstanding Shares, in addition to the Tender and Support
Agreement  Shares it may be deemed to  beneficially  own. As the sole  executive officer  and  managing  member of  Partners  LLC,  which in turn is the  general partner of Steel Partners II, Mr. Lichtenstein may be deemed to beneficially own the  1,110,200  Shares owned by Steel  Partners II,  representing  approximately
15.2% of the Company's outstanding Shares, in addition to the Tender and Support
Agreement  Shares  he may be  deemed  to  beneficially  own.  Each of the  Steel
Entities and Mr. Lichtenstein  expressly disclaims  beneficial  ownership of the
Tender and Support Agreement Shares.

      The name, business address, principal occupation or employment,  five-year employment history and citizenship of each director and executive officer of the
Steel Entities and the Purchaser and certain other  information are set forth on
Schedule I hereto.

      Except as set forth  elsewhere  in this Offer to Purchase or Schedule I to this Offer to Purchase:  (i) none of the Steel  Entities,  the Purchaser and, to the  Steel  Entities'  and the  Purchaser's  knowledge,  the  persons  listed in
Schedule I hereto or any  associate or majority  owned  subsidiary  of the Steel
Entities, the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company;
(ii) none of the Steel  Entities,  the Purchaser and, to the Steel Entities' and
the  Purchaser's  knowledge,  the persons or entities  referred to in clause (i)
above has effected any transaction in the Shares or any other equity  securities of the Company during the past 60 days;  (iii) none of the Steel  Entities,  the
Purchaser and, to the Steel Entities' and the Purchaser's knowledge, the persons listed in Schedule I to this Offer to Purchase,  has any contract,  arrangement, understanding  or  relationship  with  any  other  person  with  respect  to any securities  of the  Company  (including,  but  not  limited  to,  any  contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities,  joint ventures,  loan or option  arrangements,  puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies,  consents or  authorizations);  (iv) during the two years before the date of this Offer to  Purchase,  there have been no  transactions  between  the
Steel Entities,  the Purchaser,  their respective  subsidiaries or, to the Steel
Entities' and the Purchaser's knowledge, any of the persons listed in Schedule I to this  Offer to  Purchase,  on the one  hand,  and the  Company  or any of its executive  officers,  directors  or  affiliates,  on the other hand,  that would

                                       18

require reporting under SEC rules and regulations;  and (v) during the two years before  the date of this  Offer  to  Purchase,  there  have  been no  contracts, negotiations or transactions  between the Steel Entities,  the Purchaser,  their
respective   subsidiaries  or,  to  the  Steel  Entities'  and  the  Purchaser's
knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its  subsidiaries or affiliates,  on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other  acquisition  of  securities,  an election of directors or a sale or other transfer of a material amount of assets.

      10.   SOURCE AND AMOUNT OF FUNDS. We will need approximately $86.5 million to purchase all of the Shares  pursuant to the Offer not already  owned by Steel
Partners II, to pay the Dividend and to pay related fees and expenses. As of the date of this Offer to Purchase,  Steel Partners II had cash and cash equivalents and short-term  investments  substantially in excess of the approximately  $86.5 million  required  to acquire  the Shares and pay the  Dividend.  The  Purchaser intends to obtain  all funds  needed  for the Offer and the  Dividend  through a capital  contribution  or a loan from Steel Partners II. Steel Partners II plans to provide the funds for such capital  contribution  or loan from its  available cash,  cash  equivalents  and working  capital.  The Offer is not subject to any financing condition.

      11.   BACKGROUND OF THE OFFER. Below is a background  description of Steel
Partners II's involvement with the Company.

      Steel  Partners II  commenced  investing  in Shares of the Company in July
1996. On February 18, 2003,  Steel Partners II filed a Schedule 13D with the SEC indicating  it owned  572,600  Shares  as of  February  13,  2003,  representing approximately 7.8% of the Company's then outstanding  Shares.  Steel Partners II subsequently  filed amendments to the Schedule 13D on each of September 8, 2004,
September  17, 2004,  October 28, 2004 and July 6, 2005  reporting  increases in
Steel  Partners  II's  ownership  position  to  661,700,  861,700,  940,400  and
1,057,300 Shares, respectively.

      From  time to time  after  the  Company's  announcement  of its  quarterly earnings,  representatives  of  Steel  Partners  II and  the  Company  discussed generally the  operations of the Company and its financial  performance.  During one  telephone  call,  representatives  of Steel  Partners II spoke with Luke E.
Fichthorn,  III,  the Chairman of the Board and Chief  Executive  Officer of the
Company,  regarding a potential strategic  transaction involving the Company and
Steel Partners II (or one of its affiliates).

      In December  2005,  representatives  of Steel  Partners II had a telephone conversation  with Mr.  Fichthorn to discuss the  Company's  2005 third  quarter earnings release.  The call included a more in-depth discussion of the Company's business and operations, including issues at the Company's recently opened Arlon
Coated Materials San Antonio  facility,  the Company's  defined pension plan and general  concerns  related to controlling  escalating  medical costs, as well as suggestions to maximize stockholder value. During this call, Steel Partners II's representatives  requested  to visit  some of the  Company's  facilities.  Steel
Partners II continued to evaluate its  investment  in the Company  subsequent to this call.

      On January 9, 2006,  Steel  Partners  II,  which then owned  approximately
14.9% of the outstanding  Shares,  sent a letter to the Company Board requesting the Company Board to (i) adopt a resolution exempting Steel Partners II from the limitations of Section 203 of the Delaware Law and (ii) recommend a proposal for stockholder  approval at the next annual  meeting of  stockholders  to amend the
Company's charter to elect not to be governed by Section 203.

      On  January  31,  2006,   Mr.   Fichthorn  sent  a  letter  to  Warren  G.
Lichtenstein,  Steel Partners II's managing member, informing him of the Company
Board's  decision to reject  Steel  Partners  II's  request and  explaining  the reasoning  behind the Company Board's  decision.  In his letter,  Mr.  Fichthorn explained that the Company Board,  after careful  consideration and consultation with outside  counsel,  determined  that allowing  Steel Partners II to purchase shares in excess of the  threshold  set by Section 203 of the  Delaware  Law and pursuing  action to cause the  Company  not to be governed by Section 203 of the
Delaware Law were not in the best interest of all of the Company's stockholders.
The Company therefore did not approve further purchases by Steel Partners II and did not seek to amend the Company's certificate of incorporation.

                                       19

      In March 2006,  representatives  of Steel Partners II again asked to visit
certain  of  the   Company's   facilities.   In   response   to  this   request,
representatives   of  Steel   Partners   II  and  the   Company   arranged   for
representatives  of Steel Partners II to visit certain  Company  facilities.  In
April 2006,  representatives  of Steel  Partners II toured the  Company's  Arlon
Electronic  Materials  facility  located in Rancho  Cucamonga,  CA and its Arlon
Coated Materials  facility located in Santa Ana, CA. Following this visit, Steel
Partners II conducted  further  review of the  Company's  business and financial performance,  and ultimately determined to pursue the Original Offer in order to maximize the value of the Shares.

      On June  15,  2006,  Steel  Partners  II sent a  letter  to Mr.  Fichthorn informing him of Steel  Partners II's  intention to commence the Original  Offer and requesting a meeting with Mr. Fichthorn and the Company Board to negotiate a definitive merger agreement. The letter stated that, after the Company Board had denied Steel  Partners  II's request to take the  necessary  steps to opt out of
Section 203 of the Delaware Law, Steel Partners II, having  evaluated all of its options,  determined  that  commencing  the Original Offer "would be in the best interest of all  shareholders  and would  provide  shareholders  with  immediate liquidity at a significant  premium to market."  Steel Partners II also issued a press  release on that day  announcing  its  intention  to commence the Original
Offer.  The letter and press  release were  preceded by a telephone  call from a representative  of Steel  Partners II to Mr.  Fichthorn  informing  him of Steel
Partners II's intention to commence the Original Offer.

      On June 16,  2006,  the  Company  issued a press  release  cautioning  the
Company's  stockholders against tendering,  stating that the Company Board would make a recommendation to the Company's stockholders with respect to the Original
Offer in a timely manner.

      On June 22, 2006,  Steel Partners II and Purchaser  commenced the Original
Offer.

      Also on June 22, 2006, the Company  issued a press release  announcing its adoption  of a  shareholder  rights  plan and its  retention  of  Lazard  as its financial  adviser  and  Debevoise  &  Plimpton  LLP as  its  legal  counsel  in connection with the Original Offer.

      On June 26, 2006,  Steel Partners II issued a press release  responding to the Company's adoption of a shareholder rights plan.

      On June 28, 2006,  the Company filed a Current Report on Form 8-K with the
SEC  announcing  that it had  entered  into  change in control  agreements  with certain senior executives of the Company,  including Kenneth L. Bayne,  Larry C.
Maingot, Larry D. Smith, Daniel T. Holverson,  Elmer G. Pruim, Robert M. Carini,
Brian E. Turner and Morgan Ebin.  The change in control  agreements  entitle the executives  to  severance  benefits  in cases where  their  employment  with the
Company is terminated within 24 months of a change in control of the Company.

      On July 6, 2006,  Steel  Partners II's outside  legal  counsel  received a letter from the Company  setting forth a list of 19,300 stock options and 16,000 shares of  restricted  stock  that the  Company  Board had  granted  to  various employees of the Company on June 22, 2006.

      Also on July 6,  2006,  the  Company  filed a  solicitation/recommendation statement with the SEC on Schedule 14D-9  announcing  that the Company Board had determined  that the Original  Offer is inadequate and not in the best interests of the Company's  stockholders (other than Steel Partners II and its affiliates)
and recommended  that the Company's  stockholders  reject the Original Offer and not tender  their  Shares.  In the  afternoon  on that day,  Steel  Partners  II received  a letter  from the  Company  attaching  the  Company's  press  release relating to the Original Offer.

      On July 21,  2006,  Steel  Partners  II  announced  the  extension  of the expiration  date of the  Original  Offer to 5:00 p.m.,  New York City  time,  on
August 9, 2006.

      On July 28,  2006,  the  Company  issued a press  release  announcing  its intention to explore  possible  strategic  alternatives,  including the possible sale of the Company.

                                       20

      On July 31, 2006, a representative  of Lazard sent to a representative  of
Steel  Partners  II a  proposed  form of  confidentiality  agreement  for  Steel
Partners  II to sign in order to receive  information  concerning  the  business operations  of the  Company.  Steel  Partners  II  determined  that  it was  not advisable  for it to sign the  confidentiality  agreement  at that time,  as the
Company's provision of any material non-public  information to Steel Partners II under the terms of the  confidentiality  agreement  could have  precluded  Steel
Partners II from consummating the Original Offer.

      On August 10,  2006,  Steel  Partners II  announced  the  extension of the expiration  date of the  Original  Offer to 5:00 p.m.,  New York City  time,  on
September 8, 2006.

      On September  11, 2006,  Steel  Partners II announced the extension of the expiration  date of the  Original  Offer to 5:00 p.m.,  New York City  time,  on
September 28, 2006.

      On September  29, 2006,  Steel  Partners II announced the extension of the expiration  date of the  Original  Offer to 5:00 p.m.,  New York City  time,  on
October 26, 2006.

      On October 11, 2006,  the Company issued a press release  announcing  that the Company had completed its review of strategic alternatives and determined to continue to implement its strategic  plan. The press release also announced that the  Company,  through  its  wholly-owned  subsidiary,  Kasco  Corporation,  had purchased  certain assets and assumed certain  liabilities of Atlanta  SharpTech for approximately $14.0 million (subject to purchase price  adjustments),  using borrowings under the Company's credit facility,  which it had just expanded. The
press   release   further   stated  that  Atlanta   SharpTech's   revenues  were
approximately $18.5 million for its fiscal year ended June 2006.

      In  mid-October  2006,  counsel for Steel  Partners II and counsel for the
Company had limited  discussions on the terms of the  confidentiality  agreement but did not reach any understanding related thereto.

      Between  October  20 and  October  26,  2006,  Mr.  Lichtenstein  and  Mr.
Fichthorn  engaged in several  conversations  regarding  a possible  sale of the
Company to Steel  Partners II and the proposed  purchase  price.  Mr.  Fichthorn suggested  that the Company Board might be receptive to a transaction at a price significantly  higher  than  $12.00  per  Share  and  orally  disclosed  to  Mr.
Lichtenstein  that, for the Company's 2007 fiscal year, the Company's  operating income was expected to be approximately  $15 million and its EBITDA was expected to be in the range of $23-24 million.  Mr.  Lichtenstein  informed Mr. Fichthorn that,  because Steel  Partners II had not had the  opportunity  to perform a due diligence  investigation  of the Company and was  concerned  about the Company's ability to meet its  projected  financial  results,  Steel  Partners II would be willing  to pay  $12.00  per Share in cash plus $1.50 per Share in the form of a contingent  promissory  note,  payment of which  would  depend on the  Company's future  financial  performance.  Mr.  Fichthorn  rejected the structuring of the transaction in this manner. On October 26, 2006, Mr. Lichtenstein indicated that
Steel  Partners  II  would  be  willing  to pay  $12.50  per  Share in cash in a negotiated  transaction,  but this  proposal  was also  declined.  During  these conversations,  Mr.  Lichtenstein  requested that Mr.  Fichthorn ask the Company
Board to redeem the Company's shareholder rights plan and opt out of Section 203 of the Delaware Law so that the Company's stockholders could have the ability to decide  whether they wanted to accept the Original  Offer,  but this request was denied.

      On October 27,  2006,  Steel  Partners II announced  the  extension of the expiration  date of the  Original  Offer to 5:00 p.m.,  New York City  time,  on
November 27, 2006.

      In an  effort  to reach  agreement  on an  appropriate  valuation  for the
Company,  Steel  Partners  II and the  Company  entered  into a  confidentiality agreement on October 31, 2006. The  confidentiality  agreement  provided for the ability of Steel  Partners II to conduct a due  diligence  review of the Company over a 30-day period, which was subsequently  extended to December 15, 2006. The terms of the  confidentiality  agreement  also enabled Steel Partners II, in the event the parties  were unable to reach  agreement,  to  publicly  disclose  any material  non-public  information  provided  to  it  by  the  Company  that  was reasonably necessary under applicable securities laws to allow Steel Partners II to consummate the Original Offer.

                                       21

      On November 3, 2006, Steel Partners II delivered a comprehensive  document request list to a representative of Lazard. On November 13, 2006, Steel Partners
II received  from the  Company a CD-ROM  containing  certain of the  information requested by Steel  Partners II.  Thereafter,  during the due  diligence  review period,  Steel  Partners II  conducted a review of the  Company's  business  and
historical  and  projected   financial  results,   including   discussions  with
representatives  of the Company and its financial  advisors.  Steel  Partners II also retained an independent  environmental  consultant to review  environmental studies of the Company's  facilities that had been  previously  prepared for the
Company.

      On November  21, 2006, a  representative  of Steel  Partners II spoke with representatives  of Lazard  regarding the process that Lazard had  undertaken to determine potential purchasers' interests in acquiring the Company.  During this discussion, Lazard's representatives indicated that this process did not produce any offers for the acquisition of the entire Company.

      On November 28, 2006,  Steel  Partners II announced  the  extension of the expiration  date of the  Original  Offer to 5:00 p.m.,  New York City  time,  on
December 29, 2006.

      On December 6 and 7, 2006,  representatives  of Steel  Partners II visited the Company's executive offices in Lake Mary, Florida for the primary purpose of determining the  achievability  of the guidance the Company had issued for 2007.
During this visit, Steel Partners II's  representatives  met with Mr. Fichthorn,
Kenneth L.  Bayne,  the  Company's  Chief  Financial  Officer,  and  Lawrence C.
Maingot, the Company's Corporate Controller, to discuss, among other things, the assumptions  underlying  the Company's 2007  financial  projections  and various concerns  expressed  by Steel  Partners  II  relating  to some of the  Company's facilities,  including the Arlon Coated  Materials San Antonio  facility and the
Kasco  plant  in  St.  Louis.   During  these  meetings,   Steel  Partners  II's
representatives  also requested to visit the Company's San Antonio and St. Louis facilities.

      On December 20, 2006,  representatives of Steel Partners II spoke with Mr.
Fichthorn and indicated  that, as a result of Steel  Partners II's due diligence findings and its  continued  concerns  about the  Company's  ability to meet its projected financial results,  Steel Partners II would be willing to increase the
Original  Offer price to a maximum of $12.50 per Share in cash.  The increase in the  Original  Offer  price to $12.50  per  Share  depended  upon the  Company's willingness  to enter into a mutually  acceptable  merger  agreement  with Steel
Partners II, and was not  indicative of the price Steel Partners II was prepared to pay in a non-negotiated transaction,  due to the additional costs involved in pursuing a  non-negotiated  transaction.  Among the concerns  expressed by Steel
Partners II's  representatives  were: (1) the significant  increase in sales and production needed to ramp-up the Company's Chinese facility, which began limited operations in October  2006,  from its current  operating  loss to its projected profitability  in view of the Company's prior  announcement  that production was expected to commence by the end of 2005 and that the facility was expected to be profitable  in  2006;  (2)  continuing  production  and  other  problems  at the
Company's  Arlon  Coated  Materials  San  Antonio  facility;  (3) the  Company's acquisition of the Atlanta  SharpTech  business and the challenges  faced by the
Company in integrating  this business with the Company's  underperforming  Kasco division; (4) the additional change in control contracts given to certain senior executives of the Company  following the commencement of the Original Offer; (5)
the  substantial  expenses  incurred by the Company in  contesting  the Original
Offer without  advancing  other  strategic  alternatives;  and (6) the Company's overall poor track record in meeting its stated goals in the past. Mr. Fichthorn said that he would present Steel Partners II's proposal to the Company Board but that he did not expect the Company Board to accept Steel Partners II's increased offer.

      On December 21, 2006, representatives of Steel Partners II had a telephone conversation  with a  representative  of Lazard  regarding  Steel  Partners II's proposed  increase in the Original  Offer price to $12.50 per Share in cash in a negotiated  transaction.  During this  conversation,  the Lazard  representative confirmed that no other offers had been made to purchase the entire Company.

      On December 27, 2006, Mr. Fichthorn  telephoned a representative  of Steel
Partners  II and  informed  him that the  Company  Board had  turned  down Steel
Partners II's proposal to pursue a negotiated transaction with the Company at an increased offer price of $12.50 per Share in cash.

      On December 29, 2006, as a result of the inability to reach agreement with the  Company  and the  Company  Board's  unwillingness  to redeem the  Company's shareholder  rights plan and opt out of Section 203 of the Delaware  Law,  Steel

                                       22

Partners II  announced  that it was filing a  preliminary  consent  solicitation statement  with the SEC for the purpose of,  among other  things,  removing  and replacing the Company Board and that it had extended the expiration  date of the
Original  Offer to 5:00 p.m.,  New York City time, on January 29, 2007.  Because the proposed  increase in the  Original  Offer price to $12.50 per Share in cash depended  upon the  Company's  willingness  to enter into a mutually  acceptable merger  agreement with Steel Partners II, and the Company Board had not accepted
Steel  Partners II's  proposal,  the Original Offer price remained at $12.00 per
Share in cash due to the  additional  costs that Steel Partners II must incur to pursue a non-negotiated transaction.

      On December 29, 2006,  the Company issued a statement in response to Steel
Partners II's announcement that it was filing a preliminary consent solicitation statement with the SEC.

      On January  3, 2007,  Steel  Partners  II sent to the  Company a demand to inspect its  stockholder  list to enable Steel Partners II to  communicate  with stockholders in connection with the Consent Solicitation.

      On January 10, 2007,  Steel Partners II sent to the Company a request that the  Company  Board  fix a  record  date  for the  purpose  of  determining  the stockholders entitled to provide written consents in connection with the Consent
Solicitation.

      Steel  Partners  II  filed  a  revised  preliminary  consent  solicitation statement relating to the Consent  Solicitation with the SEC on January 11, 2007 and filed a definitive  consent  solicitation  statement with the SEC on January
12, 2007. Steel Partners II mailed the definitive consent solicitation statement and accompanying consent card to stockholders on or about January 16, 2007. Also on January 16, 2007, Steel Partners II delivered its consent card to the Company in which it  consented  to each of the four  proposals  pursuant  to the Consent
Solicitation.

      On January 11, 2007,  the Company  filed a preliminary  consent  statement with the SEC. It filed a revised  preliminary  consent  statement on January 23,
2007 and a definitive consent statement on January 24, 2007.

      On January 16, 2007, the Company  distributed a letter to its stockholders relating to the Consent Solicitation.

      On January 22, 2007,  the Company  announced  that the Company Board set a record date of January 30, 2007 in connection with the Consent Solicitation.

      On  January  23,  2007,  Steel  Partners  II  announced  that it  received notification  that the Company Board set January 30, 2007 as the record date for determining stockholders entitled to provide written consents in connection with the Consent  Solicitation,  and Steel  Partners II  supplemented  its definitive consent solicitation statement accordingly.

      Also on January 23,  2007,  Steel  Partners  II  delivered a letter to the
Company  nominating  the Steel  Partners II Nominees for election to the Company
Board at the Company's 2007 annual meeting of stockholders, or any other meeting of  stockholders  held in lieu  thereof,  and any  adjournments,  postponements, reschedulings or continuations thereof.

      On January 24, 2007,  Steel Partners II sent a letter to  stockholders  of the Company with  respect to the Consent  Solicitation.  Steel  Partners II also issued a press release containing its letter to stockholders on that date.

      On January 30,  2007,  Steel  Partners II announced  the  extension of the expiration  date of the  Original  Offer to 5:00 p.m.,  New York City  time,  on
February 23, 2007.

      On February 1, 2007, the Company  distributed a letter to its stockholders and issued a press release in connection therewith.

      On February 2, 2007, Steel Partners II announced that it had increased the offer  price to $13.35  per Share in cash (the  "Revised  Offer").  Prior to the announcement,  a representative of Steel Partners II telephoned Mr. Fichthorn to inform him of the Revised Offer.

                                       23

      Later in the day on February 2, 2007,  the Company  issued a press release responding to the Revised Offer.

      On February 4, 2007, Mr.  Lichtenstein had a telephone  conversation  with
Mr. Fichthorn regarding the Revised Offer.

      On  February 5, 2007,  representatives  of Steel  Partners II  delivered a presentation  to  Institutional  Shareholder  Services  relating  to the Consent
Solicitation.

      On February 6, 2007, Mr. Fichthorn  contacted Mr.  Lichtenstein to discuss the  possibility  of reaching an agreement as to an increase in the price of the
Revised Offer. Mr. Lichtenstein and Mr. Fichthorn  determined to explore whether
Steel  Partners  II and  the  Company  could  reach  an  agreement  regarding  a transaction at a potential  price of $13.65 per Share in cash,  subject to Steel
Partners II conducting certain additional due diligence.

      Between  February  8,  2007 and  February  21,  2007,  Steel  Partners  II
requested,  received  from the Company and  reviewed  additional  due  diligence information.  In addition, in contemplation of a negotiated  transaction between the parties,  the Company's counsel delivered to Steel Partners II's counsel (1)
a proposed  amendment to Mr. Fichthorn's  employment  agreement (the "Employment
Agreement Amendment"), entitling Mr. Fichthorn to receive the severance payments provided in his original  employment  agreement if he terminates  his employment for any reason  within six months  following a change of control of the Company, and (2) the terms of a proposed  one-time  bonus to all officers,  directors and employees of the Company who own  unexercised  stock  options as of the close of business  on March 5, 2007 (the record  date for the  Dividend),  whether or not such options are currently  exercisable or vested. During this time, the parties and their respective  counsel discussed the terms and timing of Mr.  Fichthorn's severance  payments as a result of the proposed  transaction,  and Mr. Fichthorn agreed to waive the $0.10 per Share bonus on his unexercised  stock options,  as well as any gross-up payments related to interest on certain deferred  severance payments.

      On  February  8,  2007,  Steel  Partners  II's  counsel  delivered  to the
Company's  counsel  a draft  of a  proposed  merger  agreement  providing  for a negotiated  transaction  between  the  parties.  Steel  Partners  II's  and  the
Company's  respective  counsel  exchanged several drafts of the merger agreement and negotiated its terms between February 8, 2007 and February 22, 2007.

      Also on February 8, 2007,  Steel  Partners II's  environmental  consultant visited the Company's Kasco plant located in St. Louis, Missouri.

      On February  10,  2007,  representatives  of Steel  Partners II toured the
Company's Arlon Coated Materials facility located in San Antonio, Texas.

      On February  13,  2007,  Steel  Partners  II's  counsel  delivered  to the
Company's counsel a draft of a proposed tender and support agreement pursuant to which,  among other things,  all of the members of the Company Board and certain of the Company' senior executive  officers would agree to tender their Shares in the Offer and grant Steel Partners II an irrevocable  proxy to vote their Shares in favor of the Merger  Agreement  and the Merger.  Steel  Partners II's and the
Company's  respective  counsel  exchanged  several  drafts of this agreement and negotiated its terms between February 13, 2007 and February 22, 2007.

      On February 14, 2007, representatives of Steel Partners II participated in a conference  call with  representatives  of the Company and Grant Thornton LLP, the  Company's  independent  public  accountants,  to discuss  the status of the
Company's 2006 audit.

      Also on February 14, 2007,  the Company's  counsel  advised Steel Partners
II's  counsel  that,  at a meeting of the Company  Board held on that date,  the
Company Board had approved the  parameters of a transaction  with Steel Partners
II, although the terms of the transaction, including the price, had not yet been finalized  and remained  subject to  confirmatory  due  diligence on the part of
Steel Partners II. The parties'  respective counsel discussed that, in the event that the parties did not reach a definitive  agreement by the following day, the
Company was required to file an amendment to its Schedule  14D-9 by February 15,
2007 stating the Company Board's position with respect to the Revised Offer.

                                       24

      On February 15, 2007, a  representative  of Steel Partners II informed Mr.
Fichthorn that,  based on the results of its due diligence to that point and its growing concerns over the Company's  ability to achieve its projected  financial results  for  2007,  Steel  Partners  II was  not  prepared  to  proceed  with a negotiated  transaction  at a price of $13.65  per Share in cash and that  Steel
Partners II required  additional  access to Company  information  and employees, including the managers of each of the Company's  Arlon Coated  Materials,  Arlon
Electronic  Materials  and Kasco  segments,  in order to finalize the terms of a negotiated transaction.

      On February 15, 2007,  the Company  filed with the SEC an amendment to its
Schedule 14D-9 announcing that the Company Board had determined that the Revised
Offer is inadequate and not in the best interests of the Company's  stockholders
(other  than Steel  Partners II and its  affiliates)  and  recommended  that the
Company's stockholders reject the Revised Offer and not tender their Shares.

      Between February 15, 2007 and February 16, 2007, a representative of Steel
Partners II had telephone conversations with each of the Company's three segment managers  primarily  focused  on the  Company's  ability  to meet its  projected operating results for 2007.

      On February 21, 2007, a  representative  of Steel Partners II informed Mr.
Fichthorn  that,  based on the results of Steel  Partners II's due diligence and its  concerns  that the  Company  would  not be able to  achieve  its  projected financial  results for 2007,  Steel  Partners  II was willing to proceed  with a negotiated  transaction,  based  on the  transaction  documents  that  had  been negotiated by the parties' respective counsel, at a price of $13.50 per Share in cash. Mr.  Fichthorn said that he would present these terms to the Company Board at its meeting the next day.

      On February 22, 2007,  the Company Board held a meeting to consider  Steel
Partners  II's  revised  offer.  Lazard  provided to the Company  Board its oral opinion,  subsequently  confirmed in writing, to the effect that, as of February
23, 2007, and subject to the  qualifications  and  limitations  set forth in the written opinion,  the Offer Price to be paid to the holders of the Shares (other than Steel Partners II and its  affiliates or, if applicable,  holders of Shares as to which dissenter's  rights have been perfected) in the Offer and the Merger pursuant to the Merger  Agreement is fair,  from a financial  point of view,  to such holders.  After careful  consideration,  including a thorough review of the revised  offer  at an Offer  Price  of  $13.50  net per  Share in cash  with its financial and legal advisers,  the Company Board unanimously (i) determined that the terms of the Offer, the Merger and the Merger Agreement are advisable to the
Company's stockholders,  (ii) recommended that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer, (iii) approved, adopted and authorized and, to the extent  necessary,  ratified and confirmed the Merger
Agreement,  (iv)  approved,  adopted and  authorized  and, to extent  necessary,
ratified  and  confirmed  the  Rights  Amendment,  (v)  approved,   adopted  and
authorized and, to the extent necessary,  ratified and confirmed Mr. Fichthorn's employment agreement,  including the Employment Agreement Amendment, and each of the  payments  contemplated  thereby  and (vi)  resolved  that  the  restriction potentially  prohibiting the Purchaser or any of its affiliates from engaging in any  business  combination  with the  Company  pursuant  to  Section  203 of the
Delaware Law is inapplicable to (x) the Merger Agreement,  the Offer, the Merger
and the other  transactions  contemplated  by the Merger  Agreement  and (y) the
Tender and Support Agreement.

      As of February 23, 2007,  the respective  parties to the Merger  Agreement and the  Tender and  Support  Agreement  executed  those  agreements,  and Steel
Partners II and the Company issued a joint press release  announcing the signing of the Merger  Agreement and the increase in the offer price to $13.50 per Share in cash.  Steel Partners II also issued a separate press release  announcing the signing of the Merger  Agreement and the extension of the expiration date of the
Offer to 5:00 p.m.,  New York City time, on March 16, 2007.  In addition,  Steel
Partners II terminated and withdrew the Consent  Solicitation as of February 23,
2007.

      12.   PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; STATUTORY REQUIREMENTS;
APPROVAL OF THE MERGER; APPRAISAL RIGHTS.

      PURPOSE OF THE OFFER;  PLANS FOR THE COMPANY.  The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to facilitate the acquisition  of all of the Shares and  increase the  likelihood  that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Shares not purchased  pursuant to the Offer.  The  transaction  structure  includes the
Merger  in order to  ensure  the  acquisition  by Steel  Partners  II of all the outstanding Shares.

                                       25

      If the Merger is  consummated,  Steel Partners II's common equity interest in the Company would increase to 100% and Steel Partners II would be entitled to all the benefits  resulting from that interest.  These benefits include complete management  with regard to the future conduct of the Company's  business and any increase in its value.  Similarly,  Steel Partners II will also bear the risk of any losses  incurred in the  operation  of the  Company and any  decrease in its value.

      Upon consummation of the Offer, we will be entitled to exercise our rights under the  Merger  Agreement  to obtain  pro rata  representation,  based on the number of Shares purchased pursuant to the Offer, on the Company Board and in no event less than a majority of the  Company  Board.  We intend to  exercise  this right upon  consummation  of the Offer and to designate Jack L. Howard,  Glen M.
Kassan and John J. Quicke,  each of whom is affiliated  with the Steel Entities, to serve as directors  of the Company.  Certain  information  regarding  each of these  individuals  is contained in the amendment to the Schedule 14D-9 filed by the  Company  with the SEC on the date of this  Offer  to  Purchase.  It is also expected  that Luke E.  Fichthorn,  III will resign as Chairman of the Board and
Chief Executive Officer at that time.

      In  connection  with the Offer,  Steel  Partners II has  reviewed and will continue to review various possible  business  strategies that it might consider in the event that the Purchaser  acquires control of the Company pursuant to the
Offer.  Following a review of additional information regarding the Company, such changes could include,  among other things,  changes in the Company's  business,
operations,    personnel,   employee   benefit   plans,   corporate   structure,
capitalization and management.

      Except as described  above or  elsewhere  in this Offer to  Purchase,  the
Purchaser has no present plans or proposals that would relate to or result in an extraordinary  corporate  transaction  involving  the  Company  or  any  of  its subsidiaries (such as a merger, reorganization,  liquidation,  relocation of any operations or sale or other transfer of a material amount of assets), any change in the  Company  Board or  management,  any  material  change  in the  Company's capitalization  or dividend policy or any other material change in the Company's corporate structure or business.

      STATUTORY  REQUIREMENTS;  APPROVAL  OF THE  MERGER.  Generally,  under the
Delaware  Law,  the  affirmative  vote  of  the  holders  of a  majority  of the outstanding  shares of a company's stock entitled to vote thereon is required to adopt and approve a merger  agreement  and the merger of a company.  The Company has represented to us in the Merger Agreement that the execution and delivery of the Merger  Agreement  and the  consummation  of the  transactions  contemplated thereby,  including  the  Offer  and the  Merger,  have  been  duly and  validly authorized  and  approved  by the  Company  Board  and  that  such  approval  is sufficient to render inapplicable to the Merger Agreement, the Offer, the Merger and the other transactions  contemplated by the Merger Agreement the restriction against  Steel  Partners  II, the  Purchaser  and the  Company,  or any of their affiliates,  engaging in a business  combination  as set forth in Section 203 of the Delaware Law. The Company has also represented to us that no other corporate proceedings  on the part of the Company are necessary to authorize the execution and  delivery  of  the  Merger  Agreement  or  to  consummate  the  transactions contemplated  thereby,  other than the  requisite  approval of the Merger by the stockholders of the Company in accordance with the Delaware Law.

      In addition,  the Company has  represented  to us in the Merger  Agreement that, if required  under the Delaware Law, the  affirmative  vote of the holders
(including the Purchaser and its affiliates following the Purchaser's acceptance of Shares for payment under the Offer) of a majority of the  outstanding  Shares is the only vote of the holders of any class or series of the Company's  capital stock  necessary  to  approve  the  Merger.  Therefore,  unless  the  Merger  is consummated  pursuant to the short-form  merger provisions of Section 253 of the
Delaware Law described  below, the only remaining  required  corporate action of the Company would be the approval of the Merger  Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding Shares.

      If we  acquire,  pursuant  to the Offer or  otherwise,  a number of Shares which, together with the Shares then owned by us, represents at least a majority of the outstanding  Shares, we would have sufficient voting power to approve the
Merger without the affirmative vote of any other stockholder of the Company.  In addition, under Section 253 of the Delaware Law, if we acquire,  pursuant to the
Offer or  otherwise,  a number of Shares  which,  together  with the Shares then owned by us, represents at least 90% of the outstanding Shares, we would be able to approve  the Merger  without a vote of the  stockholders.  Steel  Partners II presently  intends to effect a  short-form  merger if  permitted  to do so under
Section 253 of the Delaware Law.

                                       26

      "GOING PRIVATE"  TRANSACTIONS.  The SEC has adopted Rule 13e-3 promulgated under the Exchange Act ("Rule  13e-3"),  which is applicable  to certain  "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer. However, Rule
13e-3  would not be  applicable  if (1) the  Shares are  deregistered  under the
Exchange  Act prior to the  Merger or (2) the Merger is  consummated  within one year after the purchase of the Shares  pursuant to the Offer and the amount paid per Share in the Merger is at least equal to the Offer  Price.  We believe  that
Rule 13e-3 will not be applicable to the Merger because it is  anticipated  that the Merger will be effectuated within one year following the consummation of the
Offer  and,  in the  Merger,  stockholders  will  receive  the Offer  Price.  If applicable,  Rule 13e-3  requires,  among other things,  that certain  financial information  concerning  the  Company and  certain  information  relating to the fairness of the proposed  transaction and the consideration  offered to minority stockholders  be  filed  with the SEC and  disclosed  to  stockholders  prior to consummation of the transaction.

      APPRAISAL  RIGHTS.  You do not have  appraisal  rights  as a result of the
Offer.  However,  if we consummate the Merger,  stockholders  of the Company who have neither voted in favor of the Merger nor consented thereto in writing,  and who  otherwise  under the  Delaware  Law comply  with the  applicable  statutory procedures,  will be  entitled to receive a judicial  determination  of the fair value of their  Shares  (exclusive  of any  element  of value  arising  from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash,  together  with a fair rate of interest,  if any (all such Shares collectively,  the "Dissenting Shares").  Any such judicial determination of the fair value of the  Dissenting  Shares could be based upon  considerations  other than or in  addition  to the Offer  Price and the  market  value of the  Shares.
Stockholders  should  recognize that the value so determined  could be higher or lower than the Offer Price.  Moreover,  we may argue in an appraisal  proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the Offer Price.

      If any holder of Shares who  demands  appraisal  under  Section 262 of the
Delaware Law fails to perfect,  or effectively  withdraws or loses his rights to appraisal as provided in the Delaware Law, the Shares of such  stockholder  will be  converted  into the right to receive  the Offer  Price.  A  stockholder  may withdraw his demand for appraisal by  delivering  to us a written  withdrawal of his demand for appraisal and acceptance of the Merger.

      Failure to follow the steps  required by Section 262 of the  Delaware  Law for perfecting appraisal rights may result in the loss of such rights.

      The foregoing discussion is not a complete statement of Section 262 of the
Delaware Law.

      13.   THE TRANSACTION DOCUMENTS.

      THE MERGER AGREEMENT

      The following is a summary of certain  provisions of the Merger Agreement.
This summary is qualified in its entirety by reference to the Merger  Agreement, which is  incorporated  herein by  reference  and a copy of which is filed as an exhibit to the amendment to the Tender Offer Statement on Schedule TO that Steel
Partners II and the  Purchaser  filed with the SEC on  February  23,  2007.  The
Merger  Agreement  may be examined  and copies may be obtained in the manner set forth in Section 8 under "Additional Information."

      The  Merger  Agreement  has been  included  to provide  stockholders  with information regarding its terms. It is not intended to provide any other factual information  about Steel  Partners II, the Purchaser or the Company.  The Merger
Agreement contains representations and warranties that the parties to the Merger
Agreement  made to and solely for the benefit of each other,  and the assertions embodied in such  representations  and  warranties  are qualified by information contained in  confidential  disclosure  schedules that the parties  exchanged in connection with signing the Merger Agreement.  Accordingly,  stockholders should not rely on such  representations  and  warranties as  characterizations  of the actual state of facts or circumstances, since they were only made as of the date of the Merger  Agreement  and are modified in important  part by the  underlying disclosure schedules.

      THE OFFER.  The Merger  Agreement  provides that,  promptly  following the execution and delivery thereof, Steel Partners II will amend, and will cause the
Purchaser  to  amend,  their  existing  tender  offer  to  purchase  all  of the outstanding  Shares to increase the  purchase  price for the Offer to $13.50 per
Share,  subject to any applicable  withholding  for taxes,  net to the seller in

                                       27

cash.  The Merger  Agreement  requires  Steel  Partners  II to amend,  and Steel
Partners II to cause the Purchaser to amend, their existing Offer to Purchase as soon as  practicable  after the date of the  Merger  Agreement,  but in no event later than five  business days (as defined in Rule  14d-1(g)(3)  of the Exchange
Act) from the date of the Merger  Agreement,  to reflect  the terms set forth in the Merger  Agreement,  the Minimum Condition and the other conditions set forth in "The  Offer--Section  15" and other  related  terms,  and  provides for Steel
Partners II and the  Purchaser to cause the Offer to remain open  through  March
16, 2007,  unless  extended  pursuant to the terms of the Merger  Agreement.  As promptly  as  practicable  following  the date of the  Merger  Agreement,  Steel
Partners II and the Purchaser are obligated to file with the SEC an amendment to their  existing  Tender  Offer  Statement  on  Schedule  TO  (together  with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer that contains or  incorporates  by reference this Offer to Purchase and forms of the related letter of transmittal and all other ancillary Offer documents. Steel
Partners  II  and  the  Purchaser  will  cause  these  Offer   documents  to  be
disseminated  to the  holders  of the Shares as and to the  extent  required  by applicable federal securities laws.

      SCHEDULE  14D-9.  The Merger  Agreement  provides  that,  as  promptly  as practicable  following  the  filing of the  amendment  to the  Schedule  TO, the
Company will file with the SEC an  amendment to its  Solicitation/Recommendation
Statement  on Schedule  14D-9  (together  with all  amendments  and  supplements thereto, the "Schedule 14D-9") with respect to the Offer, which will contain the recommendation  of the Company Board that the stockholders of the Company accept the Offer and  tender  their  Shares to the  Purchaser  pursuant  to the  Offer, subject to the no solicitation  provisions  described below. The Company further agreed to take all steps  necessary to cause the amendment to the Schedule 14D-9 to be  disseminated  to holders of the Shares as and to the extent  required  by applicable federal securities laws.

      CONSENT SOLICITATION;  ANNUAL MEETING. The Merger Agreement provides that, as promptly as  practicable  after the date thereof,  Steel  Partners II and the
Purchaser  will  terminate  the Consent  Solicitation  and amend  their  consent statement  filed with the SEC to provide for such  termination,  and in no event will Steel Partners II, the Purchaser or any of their affiliates take any action to replace the members of the Company  Board,  by stockholder  meeting,  consent solicitation  or  otherwise,  other  than  pursuant  to the terms of the  Merger
Agreement.  However,  nothing  contained in the Merger Agreement  prevents Steel
Partners  II, the  Purchaser  or any of their  affiliates  from  taking any such action to replace  the members of the Company  Board at any time  following  the earlier of the  termination  of the Merger  Agreement  and the time of the first acceptance  for payment of Shares  pursuant to the Offer.  The Company agreed to take all  required  action to postpone its 2007 annual  meeting of  stockholders until no earlier than May 10, 2007.

      COMPANY BOARD.  Immediately upon the purchase of and payment for Shares by the  Purchaser  or  any of  its  affiliates  pursuant  to  the  Offer  following satisfaction  of the Minimum  Condition,  Steel  Partners II will be entitled to designate such number of directors,  rounded up to the next whole number, on the
Company  Board as is equal to the  product  obtained  by  multiplying  the total number of directors on the Company  Board by the  percentage  that the number of
Shares  so  purchased  and paid for bears to the  total  number  of Shares  then outstanding, but in no event less than a majority of the number of directors. In furtherance  thereof, the Company and the Company Board will, after the purchase of and payment for Shares by the Purchaser or any of its affiliates  pursuant to the Offer, upon request of the Purchaser,  immediately  increase the size of the
Company  Board,  secure the  resignations  of such number of directors or remove such number of directors,  or any combination of the foregoing,  as is necessary to enable Steel  Partners II's  designees to be elected to the Company Board and will cause Steel Partners II's designees to be so elected. In the event that the
Purchaser  requests the resignation of directors of the Company  pursuant to the immediately  preceding  sentence,  the Company will cause such  directors of the
Company to resign as may be designated  by the Purchaser in a writing  delivered to the Company. Immediately upon the first purchase of and payment for Shares by the Purchaser or any of its affiliates  pursuant to the Offer, the Company will, if requested  by Steel  Partners II, also cause  directors  designated  by Steel
Partners II to constitute at least the same  percentage  (rounded up to the next whole number) of each committee of the Company Board as is on the Company Board.
Notwithstanding  the foregoing,  if Shares are purchased  pursuant to the Offer, the Company will use its  reasonable  efforts to assure that there will be until the  effective  time of the Merger  (the  "Effective  Time") at least two of the members  of the  Company  Board  who are  directors  on the  date of the  Merger
Agreement and are not  employees of the Company (each a "Continuing  Director").
If at any time prior to the Effective Time,  only one Continuing  Director is in office for any reason,  the  Company  Board will be entitled to appoint a person who is not an officer or employee of the Company or any subsidiary designated by the remaining Continuing Director to fill such vacancy (and such person shall be

                                       28

deemed to be a Continuing  Director  for all purposes of the Merger  Agreement), and if at any time prior to the  Effective  Time no  Continuing  Directors  then remain,  the  other  directors  of the  Company  then in  office  will use their reasonable  efforts to designate two persons to fill such  vacancies who are not officers or employees or  affiliates  of the Company,  its  subsidiaries,  Steel
Partners  II, the  Purchaser  or any of their  respective  affiliates  (and such persons will be deemed to be Continuing Directors for all purposes of the Merger
Agreement).

      The Company will  promptly take all actions  required  pursuant to Section
14(f) of the  Exchange  Act and Rule 14f-1  promulgated  thereunder  in order to fulfill its  obligations  under the preceding  paragraph,  including  mailing to stockholders  together with the amendment to the Schedule 14D-9 the  information required by such  Section  14(f) and Rule 14f-1 as is  necessary to enable Steel
Partners II's  designees to be elected to the Company  Board.  Steel Partners II and the  Purchaser  will supply the Company  and be solely  responsible  for any information  with respect to them and their  nominees,  officers,  directors and affiliates required by such Section 14(f) and Rule 14f-1.

      THE  MERGER.  Upon the terms and subject to the  conditions  of the Merger
Agreement,  the Merger will be consummated in accordance  with the Delaware Law.
At the  Effective  Time,  upon the terms and  subject to the  conditions  of the
Merger  Agreement,  the  Purchaser  will be merged  with and into the Company in accordance  with the Delaware Law, the separate  existence of the Purchaser will cease  and  the  Company,  as  the  surviving  corporation  in the  Merger  (the
"Surviving  Corporation"),  will continue its corporate existence under the laws of the State of Delaware as a  wholly-owned  subsidiary  of the direct parent of the Purchaser immediately prior to the Effective Time.

      CONVERSION OF SECURITIES.  At the Effective  Time, by virtue of the Merger and  without  any  action on the part of the  holders of any  securities  of the
Purchaser or the Company,  each issued and outstanding  Share (other than Shares owned by Merger Sub or its  direct  parent or owned by the  Company as  treasury stock,  which Shares will be  cancelled,  and Shares owned by  stockholders  who
properly   exercise  their  appraisal   rights  under  the  Delaware  Law)  will
automatically  be  converted  into the right to receive the Offer Price in cash, payable,  without  interest,  to the holder of such Share upon  surrender of the certificate  that  formerly  evidenced  such  Share.  All such  Shares,  when so converted, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist,  and each holder of a certificate  representing any such Shares will cease to have any rights with respect  thereto,  except the
right  to  receive  the  Offer  Price   therefor  upon  the  surrender  of  such
certificate.

      Also at the Effective Time,  each issued and  outstanding  share of common stock of the Purchaser  will be converted  into one share of common stock of the
Surviving Corporation.

      OPTIONS AND RESTRICTED STOCK.  With respect to all outstanding  options to purchase Shares (the "Company  Options")  granted under the Company's 1990 Stock
Plan and 2000 Stock  Incentive  Plan (the "Company  Option Plans") or otherwise, whether or not then vested,  immediately prior to the consummation of the Offer, each holder of a Company  Option will be entitled to receive  from the  Company, and will receive,  in settlement of each Company Option a Cash Amount. The "Cash
Amount" will be equal to the net amount of (A) the product of (i) the excess, if any, of the Offer Price over the exercise price per share of such Company Option immediately  prior to the  consummation  of the  Offer,  multiplied  by (ii) the number  of  shares  subject  to such  Company  Option,  less (B) any  applicable withholdings  for taxes.  If the exercise  price per share of any Company Option equals or exceeds  the Offer  Price,  the Cash  Amount  therefore  will be zero.
Notwithstanding the foregoing,  payment of the Cash Amount is subject to written
acknowledgement,   in  a  form  reasonably  acceptable  to  Steel  Partners  II, consenting to the foregoing  arrangement  and that no further  payment is due to such holder on account of any  Company  Option and all of such  holder's  rights under such Company Options have terminated.

      In addition to the Cash Amount, the Company Board has approved the payment of one-time  bonuses to each  officer,  director and employee of the Company who owns any  unexercised  Company  Options as of the close of  business on March 5,
2007 (the record date for the Dividend), whether or not such Company Options are currently exercisable or vested.  Pursuant to a waiver agreement entered into by the Company and Mr.  Fichthorn,  Mr.  Fichthorn waived his right to receive this bonus payment of $0.10 per option held by him.

      Immediately  prior to the  consummation of the Offer,  except as otherwise provided  above,  all rights under any Company  Option and any  provision of the
Company Option Plans and any other plan,  program or  arrangement  providing for

                                       29

the issuance or grant of any other  interest in respect of the capital  stock of the Company will be cancelled. The Company will use reasonable efforts to ensure that,  immediately  prior to, as of and after  the  consummation  of the  Offer, except as  otherwise  provided  above,  no person  will have any right under the
Company Option Plans or any other plan,  program or arrangement  with respect to securities of the Company, the Surviving  Corporation or any of their respective subsidiaries.  Prior to the  consummation  of the Offer,  the  Company  will use reasonable  efforts to cause to be  effected  any  necessary  amendments  to the
Company Option Plans and any other resolutions,  consents or notices,  in a form reasonably  acceptable to Steel  Partners II,  required under any of the Company
Option Plans or any Company Options to give effect to the foregoing provisions.

      The Merger  Agreement  further  provides  that the  Company  will take all actions  necessary  to cause all shares of  restricted  stock of the  Company to become fully vested  immediately prior to the consummation of the Offer and will make all required  withholdings  in connection  therewith  under  applicable tax laws. These shares of restricted stock may be tendered in the Offer and acquired by the Purchaser pursuant to the Offer.

      CERTIFICATE OF INCORPORATION AND BYLAWS;  DIRECTORS AND OFFICERS.  Subject
to the provisions on indemnification described below, at and after the Effective
Time,  until  amended,  (i) the  Certificate of  Incorporation  of the Surviving
Corporation  will  be  identical  to the  Certificate  of  Incorporation  of the
Purchaser in effect at the  Effective  Time and (ii) the Bylaws of the Surviving
Corporation  will be identical  to the Bylaws of the  Purchaser in effect at the
Effective Time.

      At  and  after  the  Effective   Time,  the  directors  of  the  Purchaser
immediately  prior to the Effective  Time will be the directors of the Surviving
Corporation,  and  the  officers  of  the  Purchaser  immediately  prior  to the
Effective Time will be the officers of the Surviving Corporation,  except as the
Purchaser otherwise provides in writing, in each case until their successors are elected or appointed and qualified.  If, at the Effective Time, a vacancy exists on the Board of Directors or in any office of the  Surviving  Corporation,  that vacancy may thereafter be filled in the manner provided by law.

      REPRESENTATIONS AND WARRANTIES.  In the Merger Agreement,  the Company has
made  customary  representations  and  warranties  to Steel  Partners II and the
Purchaser relating to the following:

         o  the due organization and good standing of the Company;

         o  the Company's capitalization;

         o  the  authorization  and binding effect of the Merger Agreement and other transaction documents;

         o  governmental  approvals  required to consummate  the  transactions contemplated by the Merger Agreement;

         o  no  conflicts   with  the  Company's   organizational   documents,
            material contracts and applicable laws;

         o  the Company's SEC filings and financial statements;

         o  absence of material changes in the Company's business;

         o  absence of undisclosed liabilities;

         o  permits;

         o  litigation;

         o  material contracts;

                                       30

         o  intellectual property;

         o  employee benefit plans;

         o  taxes;

         o  the Company's financial advisor and fairness opinion received;

         o  stockholder approval required for the Merger;

         o  environmental matters;

         o  Company   disclosures  in  the  Offer  documents,   including  the
            Schedule 14D-9; and

         o  the Company's shareholder rights plan.

      Steel   Partners   II  and  the   Purchaser   have  also  made   customary
representations and warranties to the Company relating to the following:

         o  their due organization and good standing;

         o  the  authorization  and binding effect of the Merger Agreement and other transaction documents;

         o  governmental  approvals  required to consummate  the  transactions contemplated by the Merger Agreement;

         o  no  conflicts  with  their  organizational   documents,   material
            contracts and applicable laws;

         o  no finders or investment bankers employed;

         o  their disclosures in the Offer documents;

         o  their financing for the Offer and the Merger;

         o  litigation; and

         o  no prior activities of the Purchaser.

      CONDUCT OF BUSINESS OF THE  COMPANY.  Unless  Steel  Partners II otherwise agrees in  writing or except as  expressly  provided  by the  Merger  Agreement, including the Company's disclosure schedules, during the period from the date of the Merger  Agreement to the Effective Time, the Company has agreed that (i) the
Company and its  subsidiaries  will conduct their  respective  businesses in the ordinary  course and consistent with past practice and (ii) the Company will use its reasonable  efforts to preserve  intact its business  organization,  to keep available the services of its and its subsidiaries'  officers and employees,  to maintain  satisfactory  relationships  with  all  persons  with  whom it and its subsidiaries do business, and to preserve the possession,  control and condition of all of its and its subsidiaries'  assets.  Specifically,  except as expressly provided by the Merger Agreement,  including the Company's disclosure schedules, during the period from the date of the Merger  Agreement to the Effective  Time, the  Company has agreed  that  neither  the Company nor any of its  subsidiaries will, without the prior written consent of Steel Partners II:

         o  amend or propose to amend its Certificate of Incorporation or Bylaws
            (or comparable governing instruments);

                                       31

         o  authorize for issuance, issue, grant, sell, pledge or dispose of any shares of, or any options, warrants,  commitments,  subscriptions or rights of any kind to acquire  or sell any  shares  of, its  capital stock or other  securities  or equity  interests or any voting debt, including any securities convertible into or exchangeable for shares of stock of any class, except for the issuance of Shares pursuant to the exercise of stock options  outstanding on the date of the Merger
            Agreement in accordance with their present terms;

         o  split,  combine or  reclassify  any shares of its  capital  stock or equity interests or declare,  pay or set aside any dividend or other distribution  (whether in cash, stock or property or any combination thereof) in respect of its  capital  stock or equity  interests,  or directly or  indirectly  redeem,  purchase or  otherwise  acquire or offer to acquire any shares of its capital stock or other securities or equity  interests,  other than dividends and distributions to the
            Company or one of its wholly-owned subsidiaries and the Dividend;

         o  (a) create, incur, assume,  forgive or make any changes to the terms or collateral of any debt or receivables, or any employee or officer loans  or  advances,  except  in the  ordinary  course  of  business consistent  with past  practice or  incurrences  that  constitute  a refinancing  of  existing  obligations  on  terms  that  are no less favorable to the Company than the existing terms;  (b) except in the ordinary course of business  consistent with past practice,  assume,
            guarantee,   endorse  or  otherwise  become  liable  or  responsible
            (whether  directly,  indirectly,  contingently or otherwise) for the obligations of any person;  (c) except in accordance with its fiscal year 2007 capital expenditure budget, make any capital  expenditures in excess of  $250,000;  (d) make any  loans,  advances  or  capital contributions  to, or  investments  in, any other person (other than customary travel, relocation or business advances to employees); (e)
            acquire the stock or assets of, or merge or  consolidate  with,  any other  person;  (f)  voluntarily  incur any  material  liability  or obligation (absolute,  accrued,  contingent or otherwise) other than in the ordinary course of business consistent with past practice; or
            (g) sell, transfer,  mortgage, pledge, encumber or otherwise dispose of,  or agree to  sell,  transfer,  mortgage,  pledge,  encumber  or otherwise  dispose  of, any  material  assets or  properties  (real, personal or mixed, tangible or intangible) other than to secure debt permitted  under  clause  (a)  above or other  than in the  ordinary course of business consistent with past practice;

         o  increase in any manner the wages, salaries,  bonus,  compensation or other  benefits of any of its  officers or  employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control,  collective bargaining,  bonus or other incentive compensation,  profit sharing, health or other welfare, stock option
            or  other  equity,   pension,   retirement,   vacation,   severance,
            termination,  deferred compensation or other compensation or benefit plan, policy, agreement,  trust, fund or other arrangement with, for or in respect of any officer, director,  employee, agent, consultant or affiliate other than as required by applicable law or pursuant to the  terms  of  agreements  in  effect  on the  date  of the  Merger
            Agreement or in the ordinary course of business consistent with past practice with employees  (other than officers) of the Company or any of its  subsidiaries  or  enter  into or  engage  in any  agreement, arrangement  or  transaction  with any of its  directors,  officers, employees  or  affiliates,  except for expense  reimbursements,  and current  compensation  and  benefits,  in  the  ordinary  course  of business  consistent  with past  practice or as permitted  under the terms of the Merger Agreement;

         o  (i)  commence  any   litigation  or  other   proceedings   with  any
            governmental  authority  or other person or (ii) make or rescind any election  relating  to taxes  except to the extent  consistent  with prior practice, settle any material claim, action, suit, litigation,
            proceeding,   arbitration,   investigation,   audit  or  controversy
            relating to taxes,  file any amended tax return or claim for refund, change any method of accounting or make any other material change in its accounting or tax policies, but in each case only if such action could  reasonably be expected to have a material  adverse  effect on the Company,  and in each case except as required by applicable  law or generally accepted accounting principles;

                                       32

         o  adopt   or   amend   any   resolution   or   agreement    concerning
            indemnification of its directors, officers, employees or agents;

         o  materially modify or amend, or terminate,  any material contract, or waive,  release or assign any material rights or claims  thereunder, except, in each case, in the ordinary course of business  consistent with past practice;

         o  modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any  confidentiality  agreement or non-competition  agreement  to  which  the  Company  or  any  of its subsidiaries is a party;

         o  establish any subsidiary or enter into any new line of business;

         o  enter into any lease,  contract or  agreement  pursuant to which the
            Company  or any of its  subsidiaries  is  obligated  to pay or incur obligations  of more than  $250,000  per  year,  other  than  leases contemplated  in  connection  with the  Company's  fiscal  year 2007 capital expenditure budget or other leases,  contracts or agreements in the ordinary course of business consistent with past practice;

         o  permit any material  insurance  policy  naming the Company or any of its subsidiaries as a beneficiary or a loss payee to be cancelled or terminated  without  notice to and  consent  by Steel  Partners  II, unless the Company uses reasonable efforts to maintain substantially similar insurance coverage as is currently in place;

         o  revalue any of its assets or make any change in accounting  methods, principles  or practices,  except as required by generally  accepted accounting principles;

         o  fail to make in a timely  manner any filings  with the SEC  required under  the  Securities  Act or the  Exchange  Act or the  rules  and regulations promulgated thereunder;

         o  discharge any obligations  (including  accounts  payable) other than intercompany obligations or other obligations discharged on a timely basis in the  ordinary  course  of  business  consistent  with  past practice;

         o  close  or  materially  reduce  the  Company's  or  any  subsidiary's activities, or effect any material layoff at any of the Company's or any subsidiary's facilities; or

         o  authorize  any of, or agree to commit  to do any of,  the  foregoing actions.

      SPECIAL  MEETING;  PROXY STATEMENT.  As promptly as practicable  after the
Purchaser has purchased  sufficient  Shares pursuant to the Offer to satisfy the
Minimum  Condition,  if required by applicable  law in order to  consummate  the
Merger, the Company, acting through the Company Board, has agreed, in accordance with applicable law, that it will:

         o  (A) duly call, give notice of, convene and hold a special meeting of its  stockholders  (the  "Special  Meeting")  for  the  purposes  of considering  and taking action upon the approval and adoption of the
            Merger and the Merger Agreement;  (B) subject to the no solicitation provisions  described below,  declare advisable and recommend to its stockholders  that they  approve  the  Merger  and adopt the  Merger
            Agreement,  and include  disclosure  regarding  the  approval of the
            Company  Board.  The Company  agrees that its obligation to hold the
            Special  Meeting  will not be affected by the  commencement,  public proposal,  public  disclosure or communication to the Company or any other  person  of any  Company  Takeover  Proposal  (as such term is defined  below) or the  withdrawal  or  modification  by the Company
            Board of its approval or  recommendation of the Offer, the Merger or the Merger Agreement; and

                                       33

         o  prepare  and file with the SEC a  preliminary  proxy or  information statement relating to the Merger and the Merger Agreement and obtain and  furnish  the  information  required  to be  included by the SEC therein and,  after  consultation  with Steel  Partners II,  respond promptly  to any  comments  made  by the  SEC  with  respect  to the preliminary  proxy or  information  statement and cause a definitive
            proxy  or  information   statement,   including  any  amendments  or
            supplements  thereto  (the "Proxy  Statement"),  to be mailed to its stockholders at the earliest practicable date.

      Steel Partners II has agreed that it will vote, or cause to be voted,  all of the  Shares  acquired  in the  Offer  or  otherwise  then  owned by it or the
Purchaser  in favor of the  approval  and  adoption of the Merger and the Merger
Agreement.

      Notwithstanding  the foregoing,  the Merger Agreement provides that in the event that Steel  Partners II and the  Purchaser  acquire  that number of Shares which, together with the Shares they already own, constitute in the aggregate at least 90% of the  outstanding  Shares,  pursuant to the Offer or otherwise,  the parties to the Merger  Agreement will take all necessary and appropriate  action to cause the  Merger to  become  effective  as soon as  practicable  after  such acquisition,  without a meeting of  stockholders  of the Company,  in accordance with the short-form merger provisions of Section 253 of the Delaware Law.

      NO SOLICITATION.  The Merger Agreement  provides that, except as otherwise provided  below,  the Company will not,  directly or  indirectly,  and will not, directly or  indirectly,  authorize or permit any officer,  director,  employee, agent or representative of the Company to, (i) solicit,  encourage,  initiate or facilitate  the making,  submission  or  announcement  of any  Company  Takeover
Proposal,  (ii) furnish any non-public  information regarding the Company to any person (other than Steel  Partners II, the  Purchaser,  any of their  respective affiliates or any of their respective  representatives) in connection with or in response to a Company Takeover  Proposal or an inquiry that the Company believes in good  faith  could  reasonably  be  expected  to lead to a  Company  Takeover
Proposal,  (iii)  engage in  discussions  or  negotiations  with any person with respect to any Company  Takeover  Proposal,  except as to the existence of these provisions,  (iv) withdraw or modify, or propose publicly to withdraw or modify, in a  manner  adverse  to  Steel  Partners  II,  the  Purchaser  or any of their respective  affiliates,  the approval or  recommendation by the Company Board of the Offer,  the Merger  Agreement or the Merger,  (v) approve or  recommend,  or propose publicly to approve or recommend,  any Company Takeover Proposal or (vi)
cause the Company to enter into any letter of intent,  agreement  in  principle, acquisition  agreement or other similar agreement (each, a "Company  Acquisition
Agreement") related to any Company Takeover Proposal.

      For purposes of the Merger Agreement,  "Company  Takeover  Proposal" means
(other than the transactions  contemplated by the Merger Agreement) any inquiry, proposal  or offer  from any  person  relating  to (1) any  direct  or  indirect acquisition or purchase of assets  representing 10% or more of the assets of the
Company or any of its subsidiaries,  (2) any issuance, sale or other disposition of  (including  by way of merger,  consolidation,  business  combination,  share exchange,  joint  venture or any similar  transaction)  securities  (or options, rights or warrants to purchase,  or securities  convertible into or exchangeable for,  such  securities)  representing  10% or more of the  voting  power  of the
Company, (3) any tender offer,  exchange offer or other transaction in which, if consummated,  any person or "group" (as that term is defined  under the Exchange
Act) would acquire  beneficial  ownership (as that term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 10% or more of the outstanding voting capital stock of the Company,  or (4) any merger,
consolidation,   share   exchange,   business   combination,   recapitalization,
liquidation or dissolution involving the Company or any of its subsidiaries.  In addition, for purposes of the Merger Agreement, a "Company Superior Offer" means a Company Takeover Proposal on terms that the Company Board determines,  in good faith, based upon consultations with its outside legal counsel and its financial advisor, if consummated,  are more favorable to the Company's  stockholders than the Merger  Agreement,  the Offer and the Merger and is reasonably  likely to be consummated,  taking  into  account  all legal,  financial  (including,  without limitation, any financing contingencies) and regulatory aspects of the offer and the person making the offer.

      Notwithstanding  the  restrictions  contained in the first paragraph under
"No Solicitation" above, nothing in the Merger Agreement prohibits or limits (A)
the Company,  or the Company Board, prior to the time of the first acceptance of
Shares for payment pursuant to the Offer, from furnishing non-public information regarding the Company to, or entering into discussions or negotiations with, any person in  response  to an  unsolicited,  bona  fide  written  Company  Takeover
Proposal that the Company Board concludes in good faith (after consultation with its  financial  advisor)  could  reasonably  be expected to constitute a Company

                                       34

Superior  Offer if (1) the  Company  has not  violated  any of the  restrictions contained in the first paragraph above in connection with such Company  Takeover
Proposal,  (2) the Company Board  determines in good faith,  after  consultation with its outside  legal  counsel,  that such action with respect to such Company
Takeover Proposal is consistent with its fiduciary duties to the stockholders of the Company under  applicable law, (3) the Company  receives from such person an executed  confidentiality  agreement  with  provisions  not  substantially  more favorable to such person than those  contained in the Company's  confidentiality agreement with Steel Partners II, and (4) the Company  furnishes such non-public information  to such person and to Steel Partners II at  substantially  the same time  (to  the  extent  such  non-public  information  has not  been  previously furnished  by the  Company  to  Steel  Partners  II);  or (B) the  Company  from complying  with Rules l4d-9 and 14e-2  promulgated  under the  Exchange Act with regard to any Company Takeover Proposal.

      The Merger Agreement  obligates the Company to notify Steel Partners II as promptly  as  practicable  (and in any event  within two  business  days) of the receipt  by  the  Company,  or  any of its  representatives,  of any  bona  fide inquiries,  proposals  or offers,  requests  for  information  or  requests  for discussions or negotiations relating to any Company Takeover Proposal (including providing the identity of the person making or submitting such Company  Takeover
Proposal or request, and a summary of the material terms and conditions thereof, if the Company Takeover Proposal or request is not in writing,  or a copy of the
Company Takeover  Proposal or request and any related draft Company  Acquisition
Agreements  if it is in  writing).  The  Company  must keep  Steel  Partners  II informed  on  a  current  basis  of  the  status  of  any  such  discussions  or negotiations and of any  modifications  to such inquiries,  proposals or offers.
The  Company  agreed  that it will not  terminate,  waive,  amend or modify,  or release any person from,  any  provision of any  standstill  or  confidentiality agreement  to  which  it is a party  and  that  relates  to a  Company  Takeover
Proposal,  and the  Company  agreed to use  reasonable  efforts to  enforce  the provisions of any such agreement.  The Merger Agreement  requires the Company to immediately  cease and cause to be terminated any  discussions  or  negotiations with any parties  with  respect to any  Company  Takeover  Proposal  and to take reasonable  steps to inform its  representatives  of the obligations  undertaken under these no solicitation provisions.

      Notwithstanding  anything in the Merger  Agreement  to the  contrary,  the
Company  Board  may,  at any time  prior to the first  acceptance  of Shares for payment  pursuant to the Offer  (subject to the  Company's  compliance  with the above no  solicitation  provisions):  (i)  withdraw  or modify its  approval  or recommendation  of the Offer, the Merger Agreement or the Merger or (ii) approve or  recommend  a Company  Superior  Offer if, in the case of both clause (i) and
(ii) above:  (A) an unsolicited,  bona fide written offer is made to the Company
(and not withdrawn) by a third party for a Company  Takeover  Proposal;  (B) the
Company Board determines in good faith,  after  consultation  with its financial advisor, that such offer constitutes a Company Superior Offer; and (C) following consultation  with outside legal counsel,  the Company Board  determines in good faith that the withdrawal or modification of its approval or  recommendation  of the Offer,  the Merger  Agreement or the Merger is consistent with its fiduciary duties to the stockholders of the Company under applicable law, but only, in the case of both clause (i) and (ii) above,  (x) after  providing  written notice to
Steel Partners II (a "Notice of Superior Offer") advising Steel Partners II that the Company Board has received a Company Superior Offer, specifying the material terms and  conditions of such Company  Superior  Offer (and  including with such notice any draft Company  Acquisition  Agreement) and  identifying the person or persons making such Company Superior Offer, and (y) if Steel Partners II, or one
of its  affiliates,  does not,  within three business days of its receipt of the
Notice of Superior  Offer,  make an offer that the Company  Board  determines in good faith,  after  consultation with its financial  advisor,  to be at least as favorable to the Company's  stockholders as the Company  Superior Offer.  During that three  business  day period,  the  Company  must,  and must use  reasonable efforts to cause its  financial and legal  advisors to,  negotiate in good faith with Steel Partners II and its affiliates (to the extent they wish to negotiate)
to enable Steel Partners II or its affiliate to make such an offer.

      INDEMNIFICATION   AND  INSURANCE.   The  Merger  Agreement   requires  the
Certificate of Incorporation and Bylaws of the Surviving  Corporation to contain provisions no less favorable with respect to indemnification  than are set forth in the Certificate of Incorporation  and Bylaws,  respectively,  of the Company.
These provisions may not be amended, repealed or otherwise modified for a period of six years from the Effective  Time in any manner that would affect  adversely the  rights  of  individuals  who,  at or  prior  to the  Effective  Time,  were directors,  officers, employees,  fiduciaries or agents of the Company or any of its subsidiaries.  The Merger Agreement provides that, after the Effective Time, the Surviving Corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director and officer of the  Company  and  each  of its  subsidiaries  (collectively,  the  "Indemnified

                                       35

Parties") against all costs and expenses (including reasonable attorneys' fees), judgments,  fines, losses, claims,  damages,  liabilities and settlement amounts paid in connection with any claim,  action,  suit,  proceeding or  investigation
(whether arising before or after the Effective Time),  whether civil,  criminal, administrative or  investigative,  arising out of or pertaining to any action or omission, in his or her capacity as an officer, director, employee, fiduciary or agent of the  Company  or any of its  subsidiaries,  occurring  at or before the
Effective   Time,  to  the  same  extent  as  provided  in  the  Certificate  of
Incorporation or Bylaws of the Company. In the event of any such claim,  action, suit,  proceeding or investigation,  (i) the Surviving  Corporation will pay the reasonable  fees and expenses of counsel  selected by the  Indemnified  Parties, which counsel must be  reasonably  satisfactory  to the  Surviving  Corporation, promptly  after  statements  therefor  are  received  (provided  the  applicable
Indemnified  Party provides an undertaking to repay all advanced  expenses if it is finally judicially  determined that such Indemnified Party is not entitled to indemnification)  and (ii)  the  Surviving  Corporation  will  cooperate  in the defense of any such  matter.  However,  the  Surviving  Corporation  will not be liable for any  settlement  effected  without its prior written  consent  (which consent may not be unreasonably withheld or delayed). In addition, the Surviving
Corporation  will not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable  Indemnified Parties) for all
Indemnified Parties in any jurisdiction with respect to any single action except to the extent  that two or more of such  Indemnified  Parties  have  conflicting interests  in the outcome of such action.  Further,  in the event that any claim for  indemnification is asserted or made within such six-year period, all rights to  indemnification in respect of such claim will continue until the disposition of such claim.

      The Merger  Agreement  also  provides that the Company will purchase at or prior to the  consummation  of the Offer,  and the  Surviving  Corporation  will maintain  in effect,  tail  policies to the  Company's  current  directors'  and officers' liability  insurance,  which tail policies (i) will be effective for a period of six years after the Effective Time with respect to claims arising from acts or omissions  occurring  prior to the Effective  Time with respect to those persons who are  currently  covered by the  Company's  directors'  and officers'
liability  insurance  and (ii) will  contain  terms with respect to coverage and amount  no less  favorable,  in the  aggregate,  than  those of such  policy  or policies as in effect on the date of the Merger Agreement.  Notwithstanding  the foregoing,  if the tail policies  described above cannot be obtained or can only be obtained  by paying  aggregate  premiums  in excess of 225% of the  aggregate annual amount  currently  paid by the Company for such  coverage,  the Surviving
Corporation will only be required to provide as much coverage as can be obtained by  paying  aggregate  premiums  equal to 225% of the  aggregate  annual  amount currently paid by the Company for such coverage.

      EMPLOYEE MATTERS.  The Merger Agreement  provides that, from and after the
Effective Time, Steel Partners II will, and will cause the Surviving Corporation to, honor all Company  employee  benefit plans in accordance with their terms as in  effect  immediately  before  the  consummation  of the  Offer,  but  nothing prohibits  Steel  Partners  II or the  Surviving  Corporation  from  amending or terminating any such Company  employee benefit plan in accordance with its terms at any time or from time to time thereafter.

      CONDITIONS TO THE MERGER. The respective obligations of the parties to the
Merger  Agreement to effect the Merger are subject to the  fulfillment or waiver at or prior to the Effective Time of the following conditions:

         o  The requisite  approval of the Merger by the Company's  stockholders has been obtained.

         o  No order, statute, rule, regulation,  executive order, stay, decree, judgment or injunction  has been enacted,  entered,  promulgated  or enforced by any court or other governmental authority since the date
            of  the  Merger   Agreement,   which   prohibits   or  prevents  the
            consummation of the Merger and which has not been vacated, dismissed or  withdrawn  prior to the  Effective  Time.  The Company and Steel
            Partners  II will use their  reasonable  efforts  to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

         o  Steel  Partners II, the Purchaser or any affiliate of either of them has purchased Shares pursuant to the Offer that together with Shares otherwise owned by Steel Partners II and its affiliates represent at least the Minimum Condition.

         o  Any "subsequent offering period" has expired.

                                       36

      In addition,  the  obligations  of Steel  Partners II and the Purchaser to effect the Merger are subject to the  fulfillment  at or prior to the  Effective
Time of the  condition,  which  may be  waived by Steel  Partners  II,  that all material  consents  required  in  connection  with the Merger  Agreement  or the transactions  contemplated  thereby have been obtained and are in full force and effect.

      TERMINATION.  The Merger  Agreement may be terminated  and the Offer,  the
Merger and the other transactions  contemplated  thereby may be abandoned at any time prior to the time of the first acceptance of Shares for payment pursuant to the Offer ("First Acceptance Time") as follows:

         o  by mutual written consent of Steel Partners II and the Company;

         o  by either Steel Partners II or the Company,  if the First Acceptance
            Time has not occurred on or before May 15, 2007. However, this right to  terminate  the Merger  Agreement  is not  available to any party whose failure to fulfill any obligation  under the Merger  Agreement has been the cause of, or  resulted  in,  the  failure  of the First
            Acceptance Time to occur on or before that date;

         o  by either  Steel  Partners II or the  Company,  if any  governmental authority has enacted, issued, promulgated,  enforced or entered any
            legally  binding  injunction,   order,  decree  or  ruling  (whether
            temporary,  preliminary  or  permanent)  or taken any  other  action
            (including  the  failure to have  taken an action)  which has become final and non-appealable  and has the effect of making  consummation of the  Offer or the  Merger  illegal  or  otherwise  preventing  or prohibiting consummation of the Offer or the Merger;

         o  by Steel Partners II, if neither Steel Partners II nor the Purchaser is in material breach of any of its  representations,  warranties or covenants  under  the  Merger  Agreement,  and  if  (i)  any  of the representations or warranties of the Company in the Merger Agreement become  untrue or  inaccurate  in a manner that would  reasonably be expected  to have,  individually  or in the  aggregate,  a  material adverse effect on the Company, (ii) there has been a material breach on the part of the Company of any of its  covenants or agreements in the Merger Agreement and such breach (if curable) has not been cured within 20 days  after  written  notice to the  Company  or (iii) the
            Company  has  breached  in  any  material  respect  any  of  the  no solicitation provisions of the Merger Agreement;

         o  by the Company,  if the Company is not in material  breach of any of its  representations,  warranties  or  covenants  under  the  Merger
            Agreement,  and if (i) any of the  representations  or warranties of
            Steel  Partners II or the Purchaser in the Merger  Agreement  become untrue or inaccurate  in a manner that would  reasonably be expected to have a material  adverse  effect on the ability of Steel Partners
            II or the Purchaser to consummate the  transactions  contemplated by the  Merger  Agreement,  or (ii)  either  Steel  Partners  II or the
            Purchaser  has  failed  to  perform  in  any  material  respect  its obligations or to comply in any material respect with its agreements or covenants to be performed or complied with by it under the Merger
            Agreement, and such breach (if curable) has not been cured within 20 days after written notice to Steel Partners II;

         o  by Steel  Partners  II, if the Company  Board has (i)  withdrawn  or modified, in a manner adverse to Steel Partners II, the Purchaser or any of their respective  affiliates,  its approval or recommendation of the Offer, the Merger Agreement or the Merger or (ii) recommended or  approved,  or proposed  publicly to  recommend  or approve,  any
            Company  Takeover  Proposal  or any  Company  Acquisition  Agreement
            relating to any Company  Takeover  Proposal or (iii)  resolved to do any of the foregoing; or

         o  by the Company,  if the Company Board has withdrawn or modified in a manner  adverse to Steel  Partners II, the Purchaser or any of their respective  affiliates its approval or  recommendation of the Offer, the  Merger  Agreement  or the  Merger  in  compliance  with  the no solicitation  provisions of the Merger Agreement.  Concurrently with such  termination,  the  Company  must pay to Steel  Partners II the
            Company Termination Fee and the Termination  Expenses (as such terms are defined below).

                                       37

      In the event of the termination of the Merger Agreement in accordance with the foregoing terms, the Merger Agreement will become void, and there will be no liability  under the Merger  Agreement on the part of any party thereto  (except
that  specified   sections  of  the  Merger  Agreement  will  survive  any  such termination),  but nothing will relieve any party from  liability for any breach of any of its representations,  warranties, covenants or agreements set forth in the Merger Agreement prior to such termination.

      FEES AND EXPENSES.  The Merger Agreement states that,  except as otherwise provided below,  all expenses  incurred in connection with the Merger  Agreement and the  transactions  contemplated  thereby will be paid by the party incurring such  expenses,  whether  or not the  Offer,  the  Merger or any  other  related transaction is consummated.

      However, if the Merger Agreement is terminated:

         o  by Steel  Partners  II or the Company  because the First  Acceptance
            Time has not occurred by May 15,  2007,  if (A) at any time prior to such  termination  a Company  Takeover  Proposal  has been  publicly announced  or has been  made or  submitted  to the  Company  and (B)
            concurrently  with such  termination  or within 12 months  after the termination date the Company or any of its subsidiaries  enters into a definitive agreement with respect to, or consummates,  any Company
            Takeover  Proposal,  then the Company will pay Steel Partners II the
            Company Termination Fee and the Termination Expenses;

         o  by  Steel  Partners  II as a  result  of a  material  breach  of the
            Company's  representations,  warranties or  covenants,  then (A) the
            Company will pay Steel Partners II the Termination  Expenses and (B)
            if, concurrently with such termination or within 12 months after the termination date the Company or any of its subsidiaries  enters into a definitive agreement with respect to, or consummates,  any Company
            Takeover Proposal,  then the Company will also pay Steel Partners II the Company Termination Fee;

         o  by Steel  Partners  II because the Company  Board has  withdrawn  or modified its  approval or  recommendation  of the Offer,  the Merger
            Agreement  or the Merger or  recommended  or  approved  any  Company
            Takeover  Proposal,  then the Company will pay Steel Partners II the
            Company Termination Fee and the Termination Expenses; or

         o  by the Company  because the Company  Board has withdrawn or modified its approval or recommendation of the Offer, the Merger Agreement or the Merger , then the Company will pay Steel Partners II the Company
            Termination Fee and the Termination Expenses  concurrently with such termination.

      For purposes of the Merger Agreement,  (i) "Company Termination Fee" means an amount equal to $3,500,000 and (ii)  "Termination  Expenses" means an amount, not to exceed $1,000,000,  equal to the reasonably  documented expenses of Steel
Partners II, the Purchaser and their respective affiliates.  For purposes of the above fee and expense provisions,  a "Company Takeover Proposal" has the meaning set forth under "No Solicitation" above, except that references to "10%" in such definition  are replaced by "50%",  although the sale, in whatever form (whether by merger,  consolidation,  stock or asset sale, joint venture or otherwise), of all or a  material  part  of any  segment  of the  Company  will  be  deemed  to constitute a "Company Takeover Proposal".

      In the event that the Company fails to pay the Company  Termination Fee or any Termination Expenses when due, the Company will reimburse Steel Partners II, in addition to the Termination Expenses and not subject to any cap or limit, for all reasonable costs and expenses actually incurred or accrued by Steel Partners
II (including  reasonable  fees and expenses of counsel) in connection  with the collection  of these  amounts.  Notwithstanding  anything to the contrary in the
Merger  Agreement,  if the  Merger  Agreement  is  terminated  under  any of the circumstances  as a result of which  Steel  Partners  II is  entitled to receive payment of the  Company  Termination  Fee  and/or  Termination  Expenses,  Steel
Partners  II's right to receive  payment of the Company  Termination  Fee and/or

                                       38

Termination  Expenses will be the exclusive  remedy of Steel Partners II and the
Purchaser  for the loss  suffered  as a result  of any such  termination  of the
Merger  Agreement,  and upon  payment  of the  Company  Termination  Fee  and/or
Termination  Expenses,  the Company will have no further liability or obligation relating to or arising out of the Merger Agreement (with limited  exceptions) if the Merger Agreement is terminated under any of such circumstances.

      CONSENT OF  CONTINUING  DIRECTORS TO  TERMINATION,  AMENDMENTS OR WAIVERS.
Following  the election of Steel  Partners  II's  designees to the Company Board after the  consummation  of the Offer and prior to the Effective  Time,  (i) any amendment  or  termination  of the Merger  Agreement  by the  Company,  (ii) any
extension or waiver by the Company of the time for the performance of any of the obligations or other acts of Steel Partners II or the Purchaser under the Merger
Agreement,  or (iii) any waiver of any of the Company's rights thereunder or any other action that could adversely  effect in any material  respect the rights of the  Company's  stockholders  thereunder  will,  in any such case,  require  the concurrence  of a majority of the  directors  of the Company  then in office who neither were designated by Steel Partners II nor are employees of the Company.

      ASSIGNMENT. The Merger Agreement allows Steel Partners II to assign any or all of its rights or delegate any or all of its obligations thereunder, and also permits Steel Partners II to transfer,  sell or otherwise  dispose of all or any part of its  interest in the  Purchaser,  to any of its  affiliates  without the
Company's prior written  consent.  The Company may not assign or delegate any of its rights or obligations under the Merger Agreement without Steel Partners II's prior written consent.

      TENDER AND SUPPORT AGREEMENT

      The following is a summary of certain provisions of the Tender and Support
Agreement.  This summary is qualified in its entirety by reference to the Tender and Support Agreement,  which is incorporated  herein by reference and a copy of which is filed as an exhibit to the  amendment to the Tender Offer  Statement on
Schedule  TO that  Steel  Partners  II and the  Purchaser  filed with the SEC on
February 23, 2007.  The Tender and Support  Agreement may be examined and copies may be  obtained  in the  manner  set  forth  in  Section  8  under  "Additional
Information."

      All of the members of the Company  Board and all of the  Company's  senior executive  officers  have entered into the Tender and Support  Agreement,  under which  they have  agreed to tender  all of their  Shares,  whether  now owned or hereafter  acquired  ("Subject  Shares"),  pursuant  to the  Offer,  and  not to withdraw  any of their  Subject  Shares  from the Offer  unless  the  Tender and
Support Agreement has been terminated under the  circumstances  described below.
The  directors  and  executive  officers  who have  entered  into the Tender and
Support  Agreement are: Luke E. Fichthorn,  III, Chairman of the Board and Chief
Executive Officer; Kenneth L. Bayne, Vice President and Chief Financial Officer;
Larry D. Smith, Vice President,  Administration;  Lawrence C. Maingot, Corporate
Controller; and Gerald L. DeGood, Charles T. Foley, James A. Wolf and William F.
Yelverton, directors of the Company (each, a "Securityholder").  Together, as of the date of this Offer to Purchase,  these  Securityholders own, beneficially or of record, 659,125 Shares (excluding stock options),  representing approximately
9.0% of the Company's outstanding Shares.

      The Tender and Support  Agreement  further provides that, at every meeting of  the  stockholders  of  the  Company  called,  and at  every  adjournment  or postponement  thereof,  each  Securityholder  will,  or will cause the holder of record on any applicable  record date to, vote his Subject Shares (to the extent that any of such Securityholder's Subject Shares are not purchased in the Offer)
(i) in  favor of the  adoption  of the  Merger  Agreement  and the  transactions contemplated thereby, (ii) against (A) any agreement or Company action regarding
any   Company   Takeover   Proposal,    (B)   any   liquidation,    dissolution,
recapitalization,   extraordinary   dividend  or  other  significant   corporate
reorganization of the Company or any of its  subsidiaries,  (C) any agreement or
Company action that would result in a breach of any covenant,  representation or warranty or any other  obligation  or agreement of the Company  under the Merger
Agreement  or (D) any  agreement  or Company  action  that would  reasonably  be
expected  to  prevent,   impede,   interfere  with  or  delay  the  transactions
contemplated  by the Merger  Agreement or that would  reasonably  be expected to dilute the benefits to Steel Partners II and its affiliates of the  transactions contemplated  by the  Merger  Agreement  and (iii) in favor of any other  matter necessary  for  consummation  of the  transactions  contemplated  by the  Merger
Agreement, which is considered at any such meeting of stockholders.  By entering into the Tender and Support Agreement,  each  Securityholder  thereby granted to
Steel Partners II an irrevocable  proxy to vote his Subject Shares in the manner provided above.  This irrevocable proxy will be revoked  automatically  upon the termination of the Tender and Support Agreement in accordance with its terms.

                                       39

      Except as  otherwise  provided  under the Tender and Support  Agreement or under the Merger  Agreement,  each  Securityholder  agreed not to,  directly  or indirectly,  (i)  transfer  (which term  includes  any sale,  assignment,  gift, pledge,  hypothecation or other  disposition),  or consent to or permit any such transfer  of, any or all of his Subject  Shares,  or any  interest  therein,  or create or permit to exist any lien on any of his Subject Shares, (ii) enter into any  contract,  agreement,  arrangement  or  understanding  with  respect to any transfer of his Subject  Shares or any interest  therein,  (iii) grant or permit the grant of any proxy,  power of  attorney  or other  authorization  in or with respect to his Subject Shares, (iv) deposit or permit the deposit of his Subject
Shares into a voting trust or enter into a voting  agreement or arrangement with respect to his Subject  Shares or (v) take or permit any other action that would in any way restrict,  limit or interfere with the performance of his obligations under the Tender and Support Agreement or the transactions  contemplated thereby or otherwise  make any of his  representations  or warranties  therein untrue or incorrect.

      Each Securityholder  agreed to comply with the no solicitation  provisions under the Merger Agreement. However, nothing in the Tender and Support Agreement in any way  restricts  any officer or director of the Company in the exercise of his or her fiduciary duties as an officer or director of the Company.

      Each  Securityholder  also agreed not to exercise any appraisal  rights or dissenter's rights in respect of his Subject Shares which may arise with respect to the Merger.

      The Tender and Support Agreement will terminate automatically, without any notice or other action by any person, upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time.

      14.   DIVIDENDS AND  DISTRIBUTIONS.  The Merger  Agreement  provides that, during the period from the date of the Merger Agreement to the effective time of the Merger,  neither the Company nor any of its subsidiaries  will,  without the prior written  consent of Steel  Partners II, split,  combine or reclassify  any shares of its capital stock or equity interests or declare, pay or set aside any dividend  or other  distribution  (whether  in cash,  stock or  property  or any combination  thereof) in respect of its capital  stock or equity  interests,  or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities or equity  interests,  other than  dividends  and  distributions  to the  Company or one of its  wholly-owned subsidiaries and the Dividend.

      If you  validly  tender  your  Shares in  accordance  with the  procedures described  in this Offer to Purchase,  you will still  retain  ownership of your
Shares until such time as the Offer is  successfully  consummated  and we accept the Shares for payment.  Accordingly, even if you tender your Shares pursuant to the Offer prior to the Company's  March 5, 2007 Dividend  record date,  you will remain  entitled to receive the Dividend,  for total cash proceeds of $13.60 per
Share pursuant to the Offer and the Dividend.

      15.   CONDITIONS OF THE OFFER. The Offer is conditioned  upon, among other things,  there being validly  tendered and not withdrawn  before the  Expiration
Date a number of Shares  which,  together  with the  Shares  then owned by Steel
Partners II, the Purchaser and their affiliates,  represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the "Minimum
Condition").

      Notwithstanding  any other provision of the Offer, we will not be required to accept for payment or, subject to any applicable rules and regulations of the
SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to our obligation to pay for or return tendered  Shares  promptly after  termination or withdrawal of the Offer),  pay for any Shares tendered  pursuant to the Offer if
(i) the Minimum  Condition has not been  satisfied at any  scheduled  expiration date of the Offer or (ii) immediately  prior to the expiration of the Offer, any of the following conditions exists:

      (a)  there  has  been  entered,  enforced,  instituted  or  issued  by any
governmental   authority  any  legally  binding   judgment,   order,   temporary
restraining  order,  temporary  or  permanent  injunction,  ruling,  proceeding, action, suit, charge or decree which: (i) makes illegal, prevents,  restrains or prohibits  the making of the Offer,  the  acceptance  for payment of, or payment

                                       40

for, any Shares by Steel  Partners II, the  Purchaser or any other  affiliate of
Steel  Partners  II,  or the  consummation  of the  Merger  or any of the  other transactions  contemplated by the Merger Agreement; (ii) prohibits or limits the ownership  or  operation  by the  Company,  Steel  Partners  II or any of  their respective  subsidiaries  or  affiliates  of all or a  material  portion  of the business or assets of the Company,  Steel Partners II or any of their respective subsidiaries  or affiliates;  (iii) imposes  limitations on the ability of Steel
Partners  II, the  Purchaser  or any other  affiliate  of Steel  Partners  II to exercise full rights of ownership of any Shares, including,  without limitation, the right to vote any Shares acquired  pursuant to the Offer or otherwise on all matters presented to the Company's stockholders,  including, without limitation, the  approval and adoption of the Merger  Agreement  and the Merger;  (iv) would reasonably  be  expected  to  require  divestiture  by Steel  Partners  II,  the
Purchaser  or any other  affiliate  of Steel  Partners II of any Shares;  or (v)
otherwise  would  reasonably  be  expected  to  have,  individually  or  in  the aggregate,  a material  adverse effect on the Company or on the ability of Steel
Partners II or the Purchaser to consummate the transactions  contemplated by the
Merger Agreement;

      (b) there has been any statute, law, rule, regulation,  order, injunction, judgment or decree enacted, enforced,  promulgated or issued by any governmental authority,  or  deemed by any  governmental  authority  applicable  to (i) Steel
Partners II, the Company or any  subsidiary or affiliate of Steel Partners II or the Company or (ii) any transaction contemplated by the Merger Agreement,  which is  reasonably  likely  to  result,  directly  or  indirectly,  in  any  of  the consequences referred to in clauses (i) through (v) of paragraph (a) above;

      (c) there has  occurred any changes,  conditions,  events or  developments that  would  have,  or be  reasonably  likely  to have,  individually  or in the aggregate, a material adverse effect on the Company;

      (d) there has occurred (i) any general  suspension  of, or  limitation  on prices for,  trading in securities on the New York Stock Exchange,  other than a shortening of trading hours or any coordinated  trading halt triggered solely as a  result  of a  specified  increase  or  decrease  in a  market  index,  (ii) a declaration of a banking  moratorium or any suspension of payments in respect of banks in the United States,  or (iii) any limitation  (whether or not mandatory)
on the extension of credit by banks or other lending  institutions in the United
States or a disruption of or material  adverse change in either the  syndication market for credit facilities or the financial, banking or capital markets;

      (e) the Company Board has (i) withdrawn or modified,  in a manner  adverse to Steel Partners II, the Purchaser or any of their respective  affiliates,  its approval or  recommendation  of the Offer,  the Merger  Agreement or the Merger,
(ii) approved or recommended,  or proposed publicly to approve or recommend, any
Company Takeover Proposal or any Company  Acquisition  Agreement relating to any
Company Takeover Proposal or (iii) resolved to do any of the foregoing;

      (f) the representations and warranties of the Company (i) set forth in the
Merger   Agreement  (other  than  the   representations   as  to  the  Company's
capitalization  and its authorization of the Merger Agreement) shall not be true and correct,  and the failure of those  representations  and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or
"material  adverse  effect" set forth therein)  would be reasonably  expected to have, individually or in the aggregate, a material adverse effect on the Company and (ii) as to the Company's  capitalization and its authorization of the Merger
Agreement shall not be true and correct,  in each case on the date of the Merger
Agreement and as of the  expiration  of the Offer,  as if made at and as of that date (except to the extent  expressly  made as of an earlier date, in which case as of that earlier date) (it being  understood that, for purposes of determining
the  accuracy  of  such  representations  and  warranties,   any  update  of  or
modification  to the Company's  disclosure  schedules  made or purported to have been made after the date of the Merger Agreement will be disregarded);

      (g) the  Company  has  failed  to  perform  in any  material  respect  its obligations  or to  comply  in any  material  respect  with  its  agreements  or covenants to be performed or complied with by it under the Merger Agreement;

      (h) the Merger Agreement has been terminated in accordance with its terms;

      (i) there has been  instituted  or is pending any  stockholder  derivative litigation or stockholder  class action litigation  against the Company,  any of its  subsidiaries or its executive  officers or directors,  which,  after taking into account any then existing  director and officer insurance  coverage,  would reasonably be expected to have,  individually  or in the  aggregate,  a material adverse effect on the Company;

                                       41

      (j) the applicable  waiting  period,  if any, under the  Hart-Scott-Rodino
Antitrust  Improvements Act of 1976, as amended (the "HSR Act"), has not expired or been  terminated.  On August 7, 2006,  the waiting  period  under the HSR Act relating to the Offer expired. Accordingly, this condition to the Offer has been satisfied;

      (k) all material consents required in connection with the Merger Agreement or the transactions  contemplated thereby (other than any consent related to the
Company's  secured  credit  facility  with Bank of America,  N.A.) have not been obtained  or are not in full force and  effect,  and the failure to so obtain or have in effect such  consents  could  reasonably  be  expected  to have,  in the aggregate, a material adverse effect on the Company; or

      (l) the Company has not filed with the SEC its Annual  Report on Form 10-K for the fiscal year ended December 31, 2006.

      The foregoing conditions are for the sole benefit of Steel Partners II and the  Purchaser  and  may be  asserted  by  Steel  Partners  II or the  Purchaser regardless  of the  circumstances  giving rise to any such  condition  or may be waived by Steel Partners II or the Purchaser in whole or in part at any time and from time to time in their reasonable discretion.  The failure by Steel Partners
II or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right;  the waiver of any such right with respect to  particular  facts and other  circumstances  will not be deemed a waiver with respect to any other facts and circumstances; and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

      16.   CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

      GENERAL.  Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information  concerning the Company,  other than under the HSR Act, we are not aware of any governmental license or  regulatory  permit  that  appears to be  material  to the  Company's business that might be adversely  affected by our acquisition of Shares pursuant to the Offer or,  except as set forth below,  of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign,  that would be required for our acquisition or ownership of
Shares  pursuant  to the Offer.  Should  any such  approval  or other  action be required or desirable,  we currently contemplate that, except as described below under "State Takeover  Statutes",  such approval or other action will be sought.
There can be no assurance  that any such  approval or other  action,  if needed, would be  obtained  (with or  without  substantial  conditions)  or that if such approvals  were not  obtained  or such  other  actions  were not  taken  adverse consequences  might not result to the Company's business or certain parts of the
Company's  business might not have to be disposed of, any of which could cause a failure of a condition to the Offer,  which could cause us to elect to terminate the Offer without the purchase of Shares  thereunder.  Our obligation  under the
Offer to accept for payment and pay for Shares is subject to the  conditions set forth in "The Offer--Section 15".

      ANTITRUST.  Under the HSR Act and the rules and regulations that have been issued  by  the  Federal  Trade  Commission  (the  "FTC"),  certain  acquisition transactions  may not be consummated  until certain  information and documentary material has been furnished for review by the Antitrust Division and the FTC and certain  waiting period  requirements  have been  satisfied.  The acquisition of
Shares  pursuant to the Offer is subject to these  requirements.  In  connection with the Original Offer, we filed a Premerger  Notification and Report Form with the Antitrust Division and the FTC.

      Under  the HSR  Act,  the  purchase  of  Shares  in the  Offer  may not be completed until the expiration of a 15-calendar-day waiting period following the filing by the Purchaser of the Premerger  Notification  and Report Form with the
FTC and Antitrust  Division,  unless the waiting period is earlier terminated by the FTC and the  Antitrust  Division  or we  receive  a Request  for  Additional
Information  and  Documentary  Material from the  Antitrust  Division or the FTC prior to that time. If either the FTC or the Antitrust  Division were to issue a
Request for Additional  Information and Documentary  Material to us, the waiting period with respect to the Offer would expire at 11:59 p.m.,  Eastern  time,  on the tenth calendar day after the date of our  substantial  compliance  with that request. Thereafter, the waiting period could be extended only by court order or
with  our  consent.  The  additional   10-calendar-day  waiting  period  may  be
terminated sooner by the FTC and the Antitrust Division. Although the Company is
required to file certain information and documentary material with the Antitrust
Division and the FTC in connection with the Offer, neither the Company's failure to  make  those  filings  nor  the  issuance  to the  Company  by the FTC or the
Antitrust  Division  of a Request for  Additional  Information  and  Documentary
Material will extend the waiting period with respect to the Offer.

                                       42

      The  Antitrust  Division and the FTC  frequently  scrutinize  the legality under the antitrust laws of  transactions,  such as our acquisition of Shares in the Offer and the Merger.  At any time  before or after our  purchase of Shares, the  Antitrust  Division or the FTC could take such action  under the  antitrust laws that either deems necessary or desirable in the public interest,  including seeking to enjoin the purchase of Shares in the Offer, the divestiture of Shares purchased  pursuant to the Offer or the divestiture of substantial assets of the
Company or any of its subsidiaries.

      State  antitrust  authorities  and attorneys  general,  as well as private parties,  in certain  circumstances  may bring legal action under the  antitrust laws seeking to enjoin the Offer or to impose conditions on the Offer.

      On August 7, 2006,  the waiting  period  under the HSR Act relating to the
Offer  expired.  Accordingly,  the  condition  to  the  Offer  relating  to  the expiration of the waiting period under the HSR Act has been satisfied.

      STATE  TAKEOVER  STATUTES.  A number of states  have  adopted  laws  which purport, to varying degrees,  to apply to attempts to acquire  corporations that are incorporated in, or which have substantial assets,  stockholders,  principal executive  offices or principal places of business or whose business  operations otherwise  have  substantial  economic  effects in, such  states.  The  Company, directly  or  through  subsidiaries,  conducts  business  in a number  of states throughout  the United States,  some of which have enacted such laws.  Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger,  and we have not complied  with any such laws.
To the extent  that  certain  provisions  of these laws  purport to apply to the
Offer or the Merger,  we believe that there are reasonable  bases for contesting such laws.

      If any  government  official  or third  party  seeks to  apply  any  state takeover  law to the  Offer or the  Merger,  we will  take  such  action as then appears  desirable,  which action may include  challenging the  applicability or validity of such statute in  appropriate  court  proceedings.  If it is asserted that one or more  state  takeover  statutes  is  applicable  to the Offer or the
Merger and an appropriate  court does not determine that it is  inapplicable  or invalid as  applied to the Offer or the  Merger,  we might be  required  to file certain  information  with, or to receive  approvals  from,  the relevant  state authorities or holders of Shares,  and we may be unable to accept for payment or pay for Shares  tendered  pursuant to the Offer,  or be delayed in continuing or consummating  the Offer or the Merger.  In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See "The Offer--Section 15".

      Under the Merger  Agreement,  the  Company has agreed  that,  if any state takeover  statute  becomes  applicable to the  transactions  contemplated by the
Merger  Agreement,  the Company and the members of the Company  Board will grant such  approvals and take such actions as are necessary so that the  transactions contemplated  by  the  Merger  Agreement  may  be  consummated  as  promptly  as practicable on the terms and conditions  contemplated  thereby and otherwise act to  eliminate  the effect of any  takeover  statute  on any of the  transactions contemplated by the Merger Agreement.

      17.   FEES AND EXPENSES. We have retained MacKenzie Partners,  Inc. to act as the  Information  Agent and American Stock Transfer & Trust Company to act as
the Depositary in connection with the Offer.  The Information  Agent may contact holders of Shares by mail, telephone,  telex,  telegraph and personal interviews and may request brokers,  dealers,  banks, trust companies and other nominees to forward materials  relating to the Offer to beneficial  owners.  The Information
Agent and the Depositary each will receive reasonable and customary compensation for  their  respective  services,  will be  reimbursed  for  certain  reasonable out-of-pocket  expenses and will be indemnified  against certain  liabilities in connection  therewith,  including  certain  liabilities  under the U.S.  federal securities laws.

      We will not pay any fees or  commissions  to any  broker  or dealer or any other  person  (other  than  the  Information  Agent  and  the  Depositary)  for soliciting  tenders of Shares pursuant to the Offer.  Brokers,  dealers,  banks, trust companies and other nominees will,  upon request,  be reimbursed by us for reasonable  and  necessary  costs and  expenses  incurred by them in  forwarding materials to their customers.

                                       43

      18.   MISCELLANEOUS.  The Offer is not being made to, nor will  tenders be accepted from or on behalf of,  holders of Shares in any  jurisdiction  in which the making of the Offer or acceptance  thereof  would not be in compliance  with the laws of such  jurisdiction.  However,  we may, in our sole discretion,  take such action as we may deem necessary to make the Offer in any such  jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

      No  person  has  been  authorized  to give  any  information  or make  any representation  on behalf of Steel Partners II or the Purchaser not contained in this Offer to  Purchase or in the Letter of  Transmittal  and, if given or made, such  information  or  representation  must not be relied  upon as  having  been authorized.

      We have filed with the SEC a Tender  Offer  Statement  on Schedule  TO, as amended, together with exhibits,  pursuant to Rule 14d-3 under the Exchange Act, furnishing  certain  additional  information  with  respect  to the  Offer.  The
Schedule TO and any amendments thereto,  including exhibits, may be examined and copies may be obtained  from the offices of the SEC in the manner  described  in
"The Offer--Section 8" of this Offer to Purchase.

                                    BZ ACQUISITION CORP.
                                    March 2, 2007

                                       44

                                   SCHEDULE I

    DIRECTORS AND EXECUTIVE OFFICERS OF THE STEEL ENTITIES AND THE PURCHASER

      Warren G.  Lichtenstein is the sole executive  officer and director of the
Steel Entities and the Purchaser.

      The current principal  occupation or employment and material  occupations, positions, offices or employment for the past five years of Mr. Lichtenstein are set forth  below.  The  business  address of Mr.  Lichtenstein  is care of Steel
Partners II,  L.P.,  590 Madison  Avenue,  New York,  New York 10022.  Except as
provided in the Offer to Purchase,  Mr.  Lichtenstein  has not,  during the past five years, (i) been convicted in a criminal  proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining him from future  violations of, or prohibiting  activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state  securities laws. Mr.  Lichtenstein is a citizen of the
United States.

                                       Current Principal Occupation or
Name                    Age      Employment and Five-year Employment History
----                    ---   --------------------------------------------------

Warren G. Lichtenstein   41   Mr.  Lichtenstein  co-founded  Steel  Partners II,
                              L.P.  in 1993.  He has  been  Managing  Member  of
                              Steel  Partners,   L.L.C.,   which  has  been  the
                              general partner of Steel Partners II, L.P.,  since
                              January 1, 1996.  He has served as the  President,
                              Chief  Executive  Officer  and a director of Steel
                              Partners,  Ltd., a management and advisory company
                              that   provides   management   services  to  Steel
                              Partners II, L.P. and its  affiliates,  since June
                              1999.  He is also a Co-Founder  of Steel  Partners
                              Japan   Strategic   Fund,  a  private   investment
                              partnership   investing   in   Japan,   and  Steel
                              Partners  China Access Fund I LP, a private equity
                              partnership  investing in China. Mr.  Lichtenstein
                              has been a  director  (currently  Chairman  of the
                              Board)  of  United   Industrial   Corporation,   a
                              company   principally   focused  on  the   design,
                              production and support of defense  systems,  since
                              May 2001.  Mr.  Lichtenstein  has been a  director
                              (currently   Chairman   of   the   Board)   of  SL
                              Industries,  Inc., a designer and  manufacturer of
                              power electronics,  power motion equipment,  power
                              protection   equipment,   and  teleprotection  and
                              specialized    communication   equipment,    since
                              January   2002  and  served  as  Chief   Executive
                              Officer  from  February  2002 to August  2005.  He
                              has  served  as  Chairman  of  the  Board  of  WHX
                              Corporation,  a holding company,  since July 2005.
                              Mr.  Lichtenstein  has  been a  director  of  KT&G
                              Corporation,   South   Korea's   largest   tobacco
                              company,  since March 2006. Mr.  Lichtenstein  was
                              a  director  of  Layne  Christensen   Company,   a
                              provider of products  and  services for the water,
                              mineral,  construction  and energy  markets,  from
                              January  2004 to  October  2006.  He  served  as a
                              director of WebFinancial  Corporation,  a consumer
                              and commercial lender,  from 1996 to June 2005, as
                              Chairman   and  Chief   Executive   Officer   from
                              December  1997 to June 2005 and as President  from
                              December  1997  to  December  2003.  Prior  to the
                              formation of Steel  Partners II, L.P. in 1993, Mr.
                              Lichtenstein  co-founded Steel Partners,  L.P., an
                              investment  partnership,  in 1990  and  co-managed
                              its  business and  operations.  From 1988 to 1990,
                              Mr.  Lichtenstein  was  an   acquisition/arbitrage
                              analyst  with  Ballantrae  Partners,  L.P.,  which
                              invested in risk  arbitrage,  special  situations,
                              and undervalued  companies.  From 1987 to 1988, he
                              was  an  analyst  at  Para   Partners,   L.P.,   a
                              partnership   that   invested  in  arbitrage   and
                              related    situations.    Mr.   Lichtenstein   has
                              previously  served as a director of the  following
                              companies:  Alpha Technologies  Group, Inc., Aydin
                              Corporation  (Chairman),  BKF Capital  Group Inc.,
                              CPX  Corp.  (f/k/a  CellPro,  Incorporated),   ECC
                              International  Corporation,   Gateway  Industries,
                              Inc.,    Layne    Christensen     Company,     PLM
                              International,    Inc.   Puroflow    Incorporated,
                              Saratoga    Beverage   Group,    Inc.,    Synercom

                                      S-1

                              Technology,   Inc.,  TAB  Products  Co.,  Tech-Sym
                              Corporation,   U.S.   Diagnostic  Labs,  Inc.  and
                              Tandycrafts Inc. Mr.  Lichtenstein  graduated from
                              the  University  of  Pennsylvania  with a B.A.  in
                              Economics.

                                      S-2

      Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal  and  certificates  for Shares and any other  required  documents should be sent to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                                      AST
                            American Stock Transfer
                                & Trust Company

   BY MAIL OR OVERNIGHT                                         BY HAND:
         COURIER:
                                  BY FACSIMILE:
American Stock Transfer &   (FOR ELIGIBLE INSTITUTIONS   American Stock Transfer
      Trust Company                   ONLY)                  & Trust Company
    Operations Center             (718) 234-5001          Attn: Reorganization
   Attn: Reorganization                                        Department
        Department              CONFIRM FACSIMILE            59 Maiden Lane
     6201 15th Avenue             TRANSMISSION:              Concourse Level
    Brooklyn, NY 11219         (BY TELEPHONE ONLY)         New York, NY 10038
                            Toll Free: (877) 248-6417

      If you have questions or need additional  copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                            MacKenzie Partners, Inc.
                               105 Madison Avenue
                               New York, New York
                          (212) 929-5500 (call collect)
                                       or
                          Call Toll-Free (800) 322-2885

                          bairnco@mackenziepartners.com